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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Waste Management, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1001 Fannin Street
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF WASTE MANAGEMENT, INC.

Date and Time:

May 14, 2019 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center
Waste Management, Inc.
1021 Main Street
Houston, Texas 77002

Purpose:

  •
  To elect eight directors;

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  To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

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  To vote on a proposal to approve our executive compensation;

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  To vote on a stockholder proposal regarding a policy on acceleration of vesting of equity awards in the event of a change in control, if properly presented at the meeting; and

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  To conduct other business that is properly raised at the meeting.

          Only stockholders of record on March 19, 2019 may vote at the meeting.

          Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

COURTNEY A. TIPPY Corporate Secretary

March 27, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2019: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.wm.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

WASTE MANAGEMENT, INC.
1001 Fannin Street
Houston, Texas 77002

          Waste Management, Inc. is a holding company, and all operations are conducted by its subsidiaries. Our subsidiaries are operated and managed locally and focus on providing services in distinct geographic areas. Through our subsidiaries, we are North America's leading provider of comprehensive waste management environmental services, and we are also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States.

          Our Board of Directors is soliciting your proxy for the 2019 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On March 27, 2019, we sent an electronic notice of how to access our proxy materials and our Annual Report to stockholders that have previously signed up to receive their proxy materials via the Internet. On March 27, 2019, we began mailing a Notice of Internet Availability of Proxy Materials to those stockholders that previously have not signed up for electronic delivery. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 19, 2019.
Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.
Shares Outstanding	There were 424,681,723 shares of our Common Stock outstanding and entitled to vote as of March 19, 2019.
Voting by Proxy	Internet, phone, or mail.
Voting at the Meeting
Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.
Changing Your Vote
Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy or by voting in person at the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. This means that the number of shares voted "for" a director must exceed 50% of the votes cast with respect to that director. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.
Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal to ratify selection of the Company's independent registered public accounting firm, the broker may vote your shares at its discretion. But for all other proposals in this Proxy Statement, including the election of directors, the advisory vote on executive compensation and the stockholder proposal, the broker cannot vote your shares at all. When that happens, it is called a "broker non-vote." Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting.
Voting Instructions
You may receive more than one proxy card depending on how you hold your shares. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker's voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:
• FOR our director nominees;
• FOR the ratification of the independent registered public accounting firm;
• FOR approval of our executive compensation; and
• AGAINST the stockholder proposal regarding a policy restricting accelerated vesting of equity awards upon a change in control.
If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person
Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management, Inc. stock in order to be admitted to the meeting. If you are planning to attend our annual meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.
The only items on the agenda for this year's annual meeting are the items set out in the Notice. There will be no presentations.
Stockholder Proposals and Nominees for the 2019 Annual Meeting
Eligible stockholders who wish to submit a proposal for inclusion in the proxy statement for our 2020 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Houston, Texas 77002. The written proposal must be received at our offices on or before November 28, 2019, and the stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. The proposal must comply with the requirements set forth in the federal securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to be included in the Company's proxy statement and proxy card for the 2020 Annual Meeting.

In addition, the Company's By-laws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including stockholder proposals that are not included in the Company's proxy materials and nominations of persons for election as directors. In accordance with our By-laws, for a proposal or nominee not included in our proxy materials to be properly brought before the 2020 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the 2019 Annual Meeting. As a result, any such stockholder's notice for the 2020 Annual Meeting shall be received no earlier than December 16, 2019 and no later than January 15, 2020 and must contain certain information specified in the Company's By-laws. The stockholder's notice should be delivered to our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Houston, Texas 77002. A copy of our By-laws may be obtained free of charge by writing to our Corporate Secretary and is available in the "ESG — Corporate Governance" section of the "Investor Relations" page on our website at www.wm.com.

Expenses of Solicitation
We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Innisfree M&A Incorporated has been hired to help in the solicitation of proxies for the 2019 Annual Meeting for a fee of $15,000 plus associated costs and expenses.
Annual Report
A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, which includes our financial statements for fiscal year 2018, is included with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.
Householding Information
We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Proxy Statement and Annual Report unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Houston, Texas 77002, telephone 713-512-6200.

If you do not wish to participate in householding in the future and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-866-540-7095. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

BOARD OF DIRECTORS

          Our Board of Directors currently has eight members. Each member of our Board is elected annually. Mr. Thomas H. Weidemeyer is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

          Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. Thomas H. Weidemeyer, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

Leadership Structure

          We separated the roles of Chairman of the Board and Chief Executive Officer at our Company in 2004. We believe that having a Non-Executive Chairman of the Board is in the best interests of the Company and stockholders, due in part to the ever-increasing demands made on boards of directors under federal securities laws, national stock exchange rules and other federal and state regulations. The Non-Executive Chairman's responsibilities include leading full Board meetings and executive sessions and managing the Board function. Effective May 17, 2018, the Board elected Mr. Thomas H. Weidemeyer to serve as Chairman of the Board due to his many years as a valuable member of our Board, his experience serving on boards of other large public companies, and his extensive operational and leadership experience. Mr. Weidemeyer also serves on all three Board committees.

          The separation of the positions allows our Chairman of the Board to focus on management of Board matters and allows our Chief Executive Officer to focus his attention on managing our business. Additionally, we believe the separation of those roles contributes to the independence of the Board in its oversight role and in assessing the Chief Executive Officer and management generally.

Role in Risk Oversight

          Our executive officers have primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed, implemented and maintained by our executives are functioning as intended and adapted when necessary to respond to changes in our Company's strategy as well as emerging risks. The primary means by which our Board oversees our risk management processes is through its regular communications with management and by regularly reviewing our enterprise risk management, or ERM, framework. We believe that our leadership team's engagement and communication methods are supportive of comprehensive risk management practices and that our Board's involvement is appropriate to ensure effective oversight.

          Our ERM process is supported by regular inquiries of our Company's Senior Leadership Team, and additional members of management and operations leadership across the enterprise, as to the risks, including emerging risks, that may affect the execution of our strategic priorities or achievement of our long-term outlook. For the most significant risks, the ERM process is designed to generate actionable insights that are actively discussed and reviewed with the Senior Leadership Team and our Board of Directors.

          Risks and opportunities are assessed and then prioritized using internal evaluations of financial impact, likelihood of occurrence, outlook for changes in the nature or extent of risk exposure and a self-assessment of the Company's confidence in existing risk mitigation efforts. The Senior Leadership Team reviews the outcomes of the risk assessments, focusing largely on the estimated scope of impacts, as well as the adequacy of current support by internal staff, the sufficiency of financial support for mitigation measures needed to manage and reduce risk, and the sufficiency of any third-party expertise that may be necessary to supplement internal resources. All significant risks have a standardized scorecard that includes forward-looking action plans with measurable indicators and progress updates on action plans from previous assessments.

          Our Board of Directors generally has seven regular meetings per year, five of which are in person, including one meeting that is dedicated specifically to strategic planning, and regular updates are given to our Board of Directors on Company risks. At each of these meetings, our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Legal Officer report to our Board and, when appropriate, specific committees. Additionally, other members of management and employees attend meetings periodically and present information, including those responsible for our Internal Audit, Environmental Audit, Business Ethics and Compliance, Human Resources, Government Affairs, Digital, Insurance, Safety, Finance and Accounting functions. These presentations allow our Board to have direct communication with members of management and assess management's evaluation and administration of the Company's risk profile through our ERM process. For example, our Digital organization briefs our Board or Audit Committee on cybersecurity risk and potentially disruptive technologies at least twice a year, and environmental impacts, risks and opportunities are discussed with our Board or Audit Committee at least annually. Other key areas of assessment addressed by our ERM process and overseen by our Board include legislative and regulatory risk and opportunity; operational risk; financial policy and capital allocation risk; employee engagement, readiness, safety and health risk; new acquisition evaluation for environment, health, safety and social indicators; recycling market risk and municipal contract risk. Consistent with our Company's long-standing commitment to corporate sustainability and environmental stewardship, we have published our 2018 Sustainability Report, "Driving Change," which provides additional information about our management of these risks. The information in this report can be found on our Company website but does not constitute a part of our Proxy Statement or Annual Report.

          Management is also encouraged to communicate with our Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Our Non-Executive Chairman of the Board facilitates communications with our Board of Directors as a whole and is integral in initiating the discussions among the independent Board members necessary to ensure management is adequately evaluating and overseeing our Company's risk management. Additionally, in accordance with New York Stock Exchange requirements, the Audit Committee of our Board is responsible for discussing our major financial risk exposures, steps management has taken to monitor and control such exposures and the Company's process for risk assessment and management, and quarterly reports are made to the Audit Committee on financial and compliance risks.

Independence of Board Members

          The Board of Directors has determined that each of the following seven non-employee director nominees is independent in accordance with the New York Stock Exchange listing standards:

Frank M. Clark, Jr.
Andrés R. Gluski
Patrick W. Gross
Victoria M. Holt
Kathleen M. Mazzarella
John C. Pope
Thomas H. Weidemeyer

          Mr. James C. Fish, Jr., our President and Chief Executive Officer, is also a director of the Company. As an employee of the Company, Mr. Fish is not an "independent" director.

          To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the requirements of the New York Stock Exchange. These standards specify certain relationships that are prohibited in order for the non-employee director to be deemed independent. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website.

In addition to these categorical standards, our Board makes a subjective determination of independence considering relevant facts and circumstances.

          The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to determine independence. These transactions consisted of the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company's subsidiaries purchasing goods and services in the ordinary course of business and included commercial dealings with Graybar Electric Company, Inc. and The AES Corporation. Ms. Mazzarella and Mr. Gluski, respectively, are the chief executive officer of these entities. The Board concluded there are no transactions between the Company and any entity with which a non-employee director is affiliated that (a) are prohibited by our categorical standards of independence, (b) are material individually or in the aggregate or (c) give rise to a material direct or indirect interest for that non-employee director. Accordingly, the Board has determined that each non-employee director candidate meets the categorical standards of independence and that there are no relationships that would affect independence.

Meetings and Board Committees

          Last year the Board held seven regular meetings and three special meetings, and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. In addition, all directors attended the 2018 Annual Meeting of Stockholders. Although we do not have a formal policy regarding director attendance at annual meetings, it has been longstanding practice that all directors attend unless there are unavoidable schedule conflicts or unforeseen circumstances.

          The Board appoints committees to help carry out its duties. Committee members take on greater responsibility for key issues, although all members of the Board are invited to attend all committee meetings and the committee reviews the results of its meetings with the full Board. The Board has three separate standing committees: the Audit Committee; the Management Development and Compensation Committee (the "MD&C Committee"); and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

  The Audit Committee

          Mr. Gross has been the Chairman of our Audit Committee since May 2010. The other members of our Audit Committee are Messrs. Clark, Gluski and Weidemeyer and Ms. Holt. Each member of our Audit Committee satisfies the additional New York Stock Exchange independence standards for audit committees set forth in Section 10A of the Exchange Act. Our Audit Committee held nine meetings in 2018.

          Our Board of Directors has determined that Audit Committee Chairman Mr. Gross, Mr. Clark, Mr. Gluski and Ms. Holt are audit committee financial experts as defined by the SEC based on a thorough review of their education and financial and public company experience.

            Mr. Gross was a founder of American Management Systems Inc. where he was principal executive officer for over 30 years. Since 2001, he has served as Chairman of The Lovell Group, a private investment and advisory firm. Mr. Gross holds an MBA from the Stanford University Graduate School of Business, a master's degree in engineering science from the University of Michigan and a bachelor's degree in engineering science from Rensselaer Polytechnic Institute.

            Mr. Clark served as Chairman and Chief Executive Officer of ComEd from 2005 to 2012 and President of ComEd from 2001 to 2005. Mr. Clark holds a LLB from DePaul University College of Law and a BBA from DePaul University.

            Mr. Gluski has served as President, Chief Executive Officer and Director of The AES Corporation since 2011 and was Executive Vice President and Chief Operating Officer of The AES Corporation from 2007 to 2011. Mr. Gluski is a graduate of Wake Forest University and holds a PhD and MA in Economics from the University of Virginia.

            Ms. Holt has served as President, Chief Executive Officer and Director of Proto Labs, Inc. since February 2014 and was President and Chief Executive Officer of Spartech Corporation from 2010 to 2013. Prior to joining Spartech, she served as Senior Vice President of PPG Industries, Inc. for over five years. Ms. Holt holds an MBA from Pace University and a bachelor's degree in chemistry from Duke University.

          The Audit Committee's duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, independent auditors and internal audit function. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

  Administrative Responsibilities

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  Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

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  Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

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  Adopt an orientation program for new Audit Committee members.

  Financial Statements

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  Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

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  Review all earnings press releases and discuss with management the type of earnings guidance that we provide to analysts and rating agencies;

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  Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301 Communications with Audit Committees;

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  Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

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  Review management's and the independent auditor's assessment of the adequacy and effectiveness of internal controls over financial reporting; and

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  Review executive officer certifications related to our reports and filings.

  Independent Auditor

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  Engage an independent auditor, determine the auditor's compensation and replace the auditor if necessary;

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  Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

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  Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor's internal control procedures; and

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  Pre-approve all services, including non-audit engagements, provided by the independent auditor.

  Internal Audit

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  Review the plans, staffing, reports and activities of the internal auditors; and

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  Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Audit Committee Report

          The role of the Audit Committee is, among other things, to oversee the Company's financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company's financial statements should be included in the Company's Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company's financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company's independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

          The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2018 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company's financial statements be included in its annual report:

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  First, the Audit Committee discussed with Ernst & Young, the Company's independent registered public accounting firm for fiscal year 2018, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301 Communications with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

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  Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor's independence.

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  Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management's report on internal control over financial reporting as of December 31, 2018, as well as Ernst & Young's report regarding the effectiveness of internal control over financial reporting.

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  Finally, the Audit Committee reviewed and discussed, with the Company's management and Ernst & Young, the Company's audited consolidated balance sheet as of December 31, 2018, and consolidated statements of operations, comprehensive income, cash flows and changes in equity for the fiscal year ended December 31, 2018, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

          The Committee has also discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls over financial reporting.

          The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

          Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company's financial statements be included in its annual report for its fiscal year ended December 31, 2018. The Committee has also approved the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2019.

The Audit Committee of the Board of Directors Patrick W. Gross, Chairman Frank M. Clark, Jr. Andrés R. Gluski Victoria M. Holt Thomas H. Weidemeyer

  The Management Development and Compensation Committee

          Mr. Clark has served as the Chairman of our MD&C Committee since May 2011. The other members of the Committee are Mr. Gluski, Ms. Holt, Ms. Mazzarella, Mr. Pope and Mr. Weidemeyer. Each member of our MD&C Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The MD&C Committee held six meetings in 2018.

          Our MD&C Committee is responsible for overseeing our executive officer compensation, as well as developing the Company's compensation philosophy generally. The MD&C Committee's written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the MD&C Committee has the following responsibilities:

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  Review and establish policies governing the compensation and benefits of our executive officers;

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  Approve the compensation of our executive officers and set the bonus plan goals for those individuals;

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  Conduct an annual evaluation of our Chief Executive Officer by all independent directors and set his compensation;

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  Oversee the administration of our equity-based incentive plans;

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  Review the results of the stockholder advisory vote on executive compensation and consider any implications of such voting results on the Company's compensation programs;

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  Recommend to the full Board new Company compensation and benefit plans or changes to our existing plans;

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  Evaluate and recommend to the Board the compensation paid to our non-employee directors;

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  Review the independence of the MD&C Committee's compensation consultant annually; and

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  Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

          In overseeing compensation matters, the MD&C Committee may delegate authority for day-to-day administration and interpretation of the Company's plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the MD&C Committee may not delegate any authority to Company employees under those plans for matters affecting the compensation and benefits of the executive officers. For additional information on the MD&C Committee, see the Compensation Discussion and Analysis beginning on page 26.

Compensation Committee Report

          The MD&C Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 26, with management. Based on the review and discussions, the MD&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

The Management Development and Compensation Committee of the Board of Directors Frank M. Clark, Jr., Chairman Andrés R. Gluski Victoria M. Holt Kathleen M. Mazzarella John C. Pope Thomas H. Weidemeyer

Compensation Committee Interlocks and Insider Participation

          During 2018, Ms. Holt, Ms. Mazzarella and Messrs. Clark, Gluski, Pope and Weidemeyer served on the MD&C Committee. Mr. Bradbury H. Anderson also served on the MD&C Committee and attended two meetings in 2018 before he resigned from our Board in April 2018. No member of the MD&C Committee was an officer or employee of the Company during 2018; no member of the MD&C Committee is a former officer of the Company; and during 2018, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or MD&C Committee.

  The Nominating and Governance Committee

          Ms. Mazzarella was named Chairman of our Nominating and Governance Committee in May 2018. The other members of the Committee include Messrs. Gross, Pope and Weidemeyer. Each member of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2018, the Nominating and Governance Committee met five times.

          The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

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  Review and recommend the composition of our Board, including the nature and duties of each of our committees, in accordance with our Corporate Governance Guidelines;

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  Evaluate the charters of each of the committees and recommend directors to serve as committee chairs;

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  Review individual director's performance in consultation with the Chairman of the Board and review the overall effectiveness of the Board;

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  Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

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  Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

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  Review stockholder proposals received for inclusion in the Company's proxy statement and recommend action to be taken with regard to the proposals to the Board; and

  •
  Identify and recommend to the Board candidates to fill director vacancies.

          Potential new director candidates are identified through various methods; the Nominating and Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist with identifying potential director candidates. For all potential candidates, the Nominating and Governance Committee considers all factors it deems relevant, such as a candidate's personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The Nominating and Governance Committee has considered the gender and racial / ethnic composition of our Board, including the presence of two women, Mr. Clark's self-identification as African American / Black and Mr. Gluski's self-identification as Hispanic, and believes these factors, among numerous others, contribute to a valuable diversity of background, thoughts and opinions on our Board. The Committee uses a matrix of experience, skills and expertise to develop criteria to select candidates. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews typically include other members of the Board, representatives from senior levels of management and an outside consultant.

          The Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee for consideration by the Nominating and Governance Committee, you should submit your candidate's name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Houston, Texas 77002, between October 29, 2019 and November 28, 2019.

Related Party Transactions

          The Board of Directors has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. In addition, the policy sets forth certain transactions that will not be considered related party transactions, including (i) executive officer compensation and benefit arrangements; (ii) director compensation arrangements; (iii) business travel and expenses, advances and reimbursements in the ordinary course of business; (iv) indemnification payments and advancement of expenses, and payments under directors' and officers' indemnification insurance policies; (v) any transaction between the Company and any entity in which a related party has a relationship solely as a director, a less than 5% equity holder, or an employee (other than an executive officer); and (vi) purchases of Company debt securities, provided that the related party has a passive ownership of no more than 2% of the principal amount of any outstanding series. The Nominating and Governance Committee is responsible for overseeing the policy.

          All executive officers and directors are required to notify the Chief Legal Officer or the Corporate Secretary as soon as practicable of any proposed transaction that they or their family members are considering entering into that involves the Company. The Chief Legal Officer will determine whether potential transactions or relationships constitute related party transactions that must be referred to the Nominating and Governance Committee.

          The Nominating and Governance Committee will review a detailed description of the transaction, including:

  •
  the terms of the transaction;

  •
  the business purpose of the transaction;

  •
  the benefits to the Company and to the relevant related party; and

  •
  whether the transaction would require a waiver of the Company's Code of Conduct.

          In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, whether:

  •
  the terms of the related party transaction are fair to the Company and such terms would be reasonable in an arms-length transaction;

  •
  there are business reasons for the Company to enter into the related party transaction;

  •
  the related party transaction would impair the independence of any non-employee director;

  •
  the related party transaction would present an improper conflict of interest for any director or executive officer of the Company; and

  •
  the related party transaction is material to the Company or the individual.

          Any member of the Nominating and Governance Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.

          The Nominating and Governance Committee's consideration of related party transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee's meetings. As discussed above under "Independence of Board Members," the Company reviewed all transactions between the Company and each entity with which a non-employee director is affiliated, as well as all transactions between the Company and each entity with which an executive officer is affiliated, and the Company is not aware of any transactions in 2018 that are required to be disclosed.

Board of Directors Governing Documents

          Stockholders may obtain copies of our Corporate Governance Guidelines, the charters of the Audit Committee, the MD&C Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Houston, Texas 77002 or by accessing the "ESG — Corporate Governance" section of the "Investor Relations" page on our website at www.wm.com.

Non-Employee Director Compensation

          Our non-employee director compensation program consists of equity awards and cash consideration. Director compensation is recommended annually by the MD&C Committee, with the assistance of an independent third-party consultant, and set by action of the Board of Directors. Non-employee director compensation had been held flat since 2014, until the equity component of our non-employee director compensation was increased in February 2017. The Board's goal in designing directors' compensation is to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The compensation is also designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors' compensation is linked to the long-term success of the Company.

  Equity Compensation

          Non-employee directors receive an annual grant of shares of Common Stock under the Company's 2014 Stock Incentive Plan. The shares are fully vested at the time of grant; however, non-employee directors are required to hold all net shares until one year after retirement and are subject to ownership guidelines, as discussed below. The grant of shares is generally made in two equal installments, and the number of shares issued is based on the market value of our Common Stock on the dates of grant, which are typically January 15 and July 15 of each year. Each non-employee director received a grant of Common Stock valued at $77,500 in each of January 2018 and July 2018.

          Mr. Bradbury H. Anderson served as our Non-Executive Chairman of the Board until his resignation in April 2018. On January 15, 2018, he received an additional grant of Common Stock valued at $50,000 for his service in such role for the first half of 2018. Upon Mr. Weidemeyer's election as Non-Executive Chairman of the Board in May 2018, he received an additional prorated grant of Common Stock valued at approximately $16,500 for his service in such role from the date of his election until July 15, 2018. Mr. Weidemeyer then received an additional grant of Common Stock valued at $50,000 on July 15, 2018 for his service as Non-Executive Chairman of the Board for the remainder of 2018.

  Cash Compensation

          All non-employee directors receive an annual cash retainer for Board service and additional cash retainers for serving as a committee chair. Directors do not receive meeting fees in addition to the retainers. The annual cash retainer is generally paid in advance in two equal installments in January and July of each year. The table below sets forth the cash retainers for 2018:

Annual Retainer	$110,000
Annual Chair Retainers	$100,000 for Non-Executive Chairman
$25,000 for Audit Committee Chair
$20,000 for MD&C Committee Chair
$15,000 for Nominating and Governance Committee Chair

  Stock Ownership Guidelines for Non-Employee Directors

          Our non-employee directors are subject to ownership guidelines that establish a minimum ownership level and require that all net shares received in connection with a stock award, after selling shares to pay all applicable taxes, be held during their tenure as a director and for one year following termination of Board service. The MD&C Committee amended the ownership guidelines for employees and directors in November 2018 to increase the assumed stock price from $60 per share to $80 per share, to better reflect more recent sustained market prices for our Common Stock. As a result, non-employee directors are now required to hold 7,000 shares, valued at approximately five times the 2018 annual cash retainer for non-employee directors. There is no deadline for non-employee directors to reach their ownership guideline; however, the MD&C Committee performs regular reviews to confirm that all non-employee directors are in compliance or are showing sustained progress toward achievement of their ownership guideline. All of our non-employee directors have reached the ownership guideline. Additionally, our Insider Trading Policy provides that directors are not permitted to hedge their ownership of Company securities, including trading in options, warrants, puts and calls or similar derivative instruments on any security of the Company or selling any security of the Company "short."

  Director Compensation Table

          The table below shows the aggregate cash paid, and stock awards issued, to the non-employee directors in 2018 in accordance with the descriptions set forth above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bradbury H. Anderson(2)	105,000	127,501	232,501
Frank M. Clark, Jr.	130,000	154,954	284,954
Andrés R. Gluski	110,000	154,954	264,954
Patrick W. Gross	135,000	154,954	289,954
Victoria M. Holt	110,000	154,954	264,954
Kathleen M. Mazzarella(3)	120,000	154,954	274,954
John C. Pope	110,000	154,954	264,954
Thomas H. Weidemeyer(4)	184,167	221,668	405,835

(1)
Amounts in this column represent the grant date fair value of stock awards granted in 2018, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair value of the awards is equal to the number of shares issued multiplied by the average of the high and low market price of our Common Stock on each date of grant; there are no assumptions used in the valuation of shares.
(2)
Mr. Anderson served as a director and Non-Executive Chairman of the Board until his resignation in April 2018.
(3)
"Fees Earned or Paid in Cash" includes a prorated cash retainer installment of $2,500 for Ms. Mazzarella's service as Chairman of the Nominating and Governance Committee from her appointment in May 2018 to July 15, 2018. She received an additional $7,500 cash retainer for her service in such role for the remainder of 2018.
(4)
"Fees Earned or Paid in Cash" includes a cash retainer of $7,500 for Mr. Weidemeyer's service as Chairman of the Nominating and Governance Committee prior to Ms. Mazzarella's appointment to such position and a prorated cash retainer installment of $16,667 for Mr. Weidemeyer's service as Non-Executive Chairman of the Board from his election in May 2018 to July 15, 2018. He received an additional $50,000 cash retainer for his service in such role for the remainder of 2018.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

          The first item on the proxy card is the election of eight directors to serve until the 2020 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the eight director candidates named below and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our By-laws provide that if the number of shares voted "for" any director nominee does not exceed 50% of the votes cast with respect to that director, he or she will tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

          The table below shows all of our director nominees; their ages, terms of office on our Board; experience within at least the past five years; and qualifications our Board considered when inviting them to serve as a director as well as nominating them for re-election. We believe that, as a general matter, our directors' past five years of experience gives an indication of the wealth of knowledge and experience these individuals have and that our Board considered; however, we have also included specific skills and areas of expertise that makes each of these individuals a valuable member of our Board. Each of the director nominees currently serves on our Board of Directors.

DIRECTOR NOMINEES

FRANK M. CLARK, JR.

POSITION AND BUSINESS EXPERIENCE

Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) from 2005 to 2012; President — ComEd from 2001 to 2005.

Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President — Exelon Corporation from 2001 to 2004.

Director of Aetna, Inc. since 2006.

President of the Chicago Board of Education.

Director of BMO Financial Corp., a private company, from 2005 to December 2016.

Age: 73 Director since: 2002 Board Committees: Audit and Management Development & Compensation (Chair)
QUALIFICATIONS

Mr. Clark served in executive positions at a large public utility company for over a decade, providing him with extensive experience and knowledge of large company management, operations and business critical functions. His background in policy-related matters, including regulatory and governmental affairs, human resources and labor relations are a valuable asset to the Company. He also brings over 15 years of experience as a member of a public company board of directors.

JAMES C. FISH, JR.

Age: 56 Director since: November 2016	POSITION AND BUSINESS EXPERIENCE

President and Chief Financial Officer from July 2016 to November 2016.

Executive Vice President and Chief Financial Officer from 2012 to July 2016.

Senior Vice President — Eastern Group from 2011 to 2012.

Area Vice President — Pennsylvania and West Virginia Area from 2009 to 2011.

Market Area General Manager — Western Pennsylvania/West Virginia from 2008 to 2009 and Rhode Island/Southern Massachusetts from 2006 to 2008.

QUALIFICATIONS

Mr. Fish is our President and Chief Executive Officer, having been promoted to the position of Chief Executive Officer and elected to our Board of Directors in November 2016. Mr. Fish joined the Company in 2001 and held several key positions with the Company prior to his promotion, including Executive Vice President and Chief Financial Officer, Senior Vice President for the Company's Eastern Group, Area Vice President for the Pennsylvania and West Virginia Area and Vice President of Price Management. As a result, Mr. Fish has a broad and deep understanding of the Company and the strategic actions necessary to deliver stockholder value.

ANDRÉS R. GLUSKI

Age: 61 Director since: January 2015 Board Committees: Audit and Management Development & Compensation	POSITION AND BUSINESS EXPERIENCE

President, Chief Executive Officer and Director — The AES Corporation (global energy company) since 2011; Executive Vice President and Chief Operating Officer — The AES Corporation from 2007 to 2011.

Director of AES Gener (Chile) since 2005.

Director of Cliffs Natural Resources from 2011 to July 2014.

QUALIFICATIONS

During his tenure as President and CEO of The AES Corporation, a Fortune 500 company that is a global energy business in renewables, energy storage and conventional energy, Mr. Gluski has led a major reorganization and cost savings program and construction program. Over the past twenty years, Mr. Gluski has served in executive positions in the electricity, telecoms and banking sectors and has been involved in many aspects of acquisitions, sales, financings and debt restructurings. He has served on boards of Fortune 200 corporations, as well as on President Obama's Export Council, and is the Chairman of the Americas Society and Council of the Americas.

PATRICK W. GROSS

Age: 74 Director since: 2006 Board Committees: Audit (Chair) and Nominating & Governance	POSITION AND BUSINESS EXPERIENCE

Chairman — The Lovell Group (private investment and advisory firm) since 2001.

Director of Liquidity Services, Inc. since 2001.

Director of Career Education Corporation since 2005.

Director of Rosetta Stone, Inc. since 2009.

Director of Capital One Financial Corporation from 1995 to July 2017.

QUALIFICATIONS

Mr. Gross was a founder of American Management Systems, Inc., a global business and information technology firm, where he was a principal executive officer for over 30 years. Mr. Gross was responsible for major corporate clients in providing IT-based applications and advanced data analytics. As a result, he has extensive experience in applying information technology, advanced analytics and risk management analytics in global companies. He has served on boards of major public and private corporations in distribution, technology and services sectors. His background, education and board service provide him with expertise in finance, accounting and cybersecurity.

VICTORIA M. HOLT

Age: 61 Director since: 2013 Board Committees: Audit and Management Development & Compensation	POSITION AND BUSINESS EXPERIENCE

President, Chief Executive Officer and Director — Proto Labs, Inc. (online and technology-enabled quick-turn manufacturer) since February 2014.

President and Chief Executive Officer — Spartech Corporation (a leading producer of plastic sheet, compounds and packaging products) from 2010 to 2013; Director of Spartech Corporation from 2005 to 2013.

Senior Vice President, Glass and Fiber Glass, PPG Industries, Inc. (a coatings and specialty products company) from 2005 to 2010.

Director of Watlow Electric Manufacturing Company, a private company, since 2012.

QUALIFICATIONS

Ms. Holt has served in executive positions at public companies for many years, providing her with extensive knowledge about operations, management, logistical requirements and measuring financial performance of large public companies. Her background and education provide her with expertise in applying environmental solutions critical to our Company's strategy. She also has many years of experience serving on a public company board of directors.

KATHLEEN M. MAZZARELLA

Age: 59 Director since: October 2015 Board Committees: Management Development & Compensation and Nominating & Governance (Chair)	POSITION AND BUSINESS EXPERIENCE

Chairman, President and Chief Executive Officer — Graybar Electric Company, Inc. (distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services) since 2013; President and Chief Executive Officer — Graybar Electric Company, Inc. from 2012 to 2013; Executive Vice President and Chief Operating Officer — Graybar Electric Company, Inc. from 2010 to 2012.

Director of Express Scripts Holding Company from June 2017 until acquisition by Cigna Corporation in December 2018; Director of Cigna Corporation since December 2018.

Director of Core & Main, a private company, since January 2019.

Director of Federal Reserve Bank of St. Louis since January 2015; Chair of the Board since April 2016.

QUALIFICATIONS

Ms. Mazzarella has experience serving as the chief executive of a large corporation, developing expertise in the areas of logistics and supply chain management. During her 39-year tenure at Graybar, Ms. Mazzarella has held executive-level positions in sales, human resources, strategic planning and marketing. This diverse background combined with her deep and valuable experience leading various aspects of a customer-focused business will help the Company achieve its strategy to know and service its customers better than anyone in the industry. She also has experience serving on large public company, private company and non-profit boards.

JOHN C. POPE

Age: 69 Director since: 1997 Board Committees: Management Development & Compensation and Nominating & Governance	POSITION AND BUSINESS EXPERIENCE

Chairman of the Board — PFI Group (private investment firm) since 1994.

Chairman of the Board — R.R. Donnelley & Sons Company since May 2014; Director of R.R. Donnelley & Sons Company, or predecessor companies, since 1996.

Director of The Kraft Heinz Company, or predecessor companies including Kraft Foods Group, Inc., since 2001.

Director of Talgo S.A. since May 2015.

Former Directorships: Con-way, Inc., or predecessor companies, from 2003 to October 2015; Dollar Thrifty Automotive Group, Inc. from 1997 to 2012; and Navistar International Corporation from 2012 to 2013.

QUALIFICATIONS

Prior to his service on the boards of multiple major corporations, Mr. Pope served in executive operational and financial positions at large airline companies for almost 20 years, providing him with extensive experience and knowledge of management of large public companies with large-scale logistical challenges, high fixed-cost structure and significant capital requirements. His background, education and board service also provide him with expertise in finance and accounting. Mr. Pope has served on the board of directors for many public companies for over 30 years.

THOMAS H. WEIDEMEYER

Age: 71 Director since: 2005 Chairman of the Board since: May 2018 Board Committees: Audit, Management Development & Compensation and Nominating & Governance	POSITION AND BUSINESS EXPERIENCE

Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003; Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

President, UPS Airlines (UPS owned airline) from 1994 to 2003.

Director of NRG Energy, Inc. since 2003.

Director of The Goodyear Tire & Rubber Company since 2004.

Director of Amsted Industries Incorporated, a private company, since 2007.

QUALIFICATIONS

Mr. Weidemeyer served in executive positions at a large public company for several years and has served as our Non-Executive Chairman of the Board since May 2018. His roles encompassed significant operational management responsibility, providing him knowledge and experience in an array of functional areas critical to large public companies, including supply chain and logistics management. Mr. Weidemeyer also has over 15 years of experience serving on the board of directors for public companies.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES.

DIRECTOR AND OFFICER STOCK OWNERSHIP

          Our Board of Directors has adopted stock ownership guidelines for our non-employee directors based on the recommendation of the MD&C Committee, as described in Non-Employee Director Compensation on page 14 of this Proxy Statement. Our executive officers, including Mr. Fish, are also subject to stock ownership guidelines, as described in the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement.

          The Security Ownership of Management table below shows the number of shares of Common Stock each director nominee and each executive officer named in the Summary Compensation Table on page 44 beneficially owned as of March 19, 2019, our record date for the annual meeting, as well as the number owned by all directors and currently-serving executive officers as a group. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Security Ownership of Management

Name	Shares of Common Stock Owned(1)	Shares of Common Stock Covered by Exercisable Options(2)
Frank M. Clark, Jr.	31,352	—
Andrés R. Gluski	9,857	—
Patrick W. Gross	24,207	—
Victoria M. Holt	15,959	—
Kathleen M. Mazzarella(3)	7,769	—
John C. Pope	52,720	—
Thomas H. Weidemeyer(4)	29,007	—
James C. Fish, Jr.	249,858	84,314
Devina A. Rankin	20,017	26,329
James E. Trevathan, Jr.(5)	398,038	135,310
Jeff M. Harris(5).	51,490	—
John J. Morris, Jr.	80,151	50,196
All directors and currently-serving executive officers as a group (17 persons)(6)	585,375	317,174

(1)
The table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. The amounts reported above include 3,883 stock equivalents attributed to Mr. Fish and 2,184 stock equivalents attributable to Mr. Morris, based on their holdings in the Company's 401(k) Retirement Savings Plan stock fund. The amounts reported above also include 94,844 shares of Common Stock deferred by Mr. Fish and 54,785 shares of Common Stock deferred by Mr. Trevathan. Deferred shares were earned on account of vested equity awards and pay out in shares of Common Stock after the executive's departure from the Company pursuant to the Company's 409A Deferral Savings Plan ("409A Deferral Plan").

Executive officers may choose a Waste Management stock fund as an investment option for deferred cash compensation under the Company's 409A Deferral Plan. Interests in the fund are considered phantom stock because they are equal in value to shares of our Common Stock, but these amounts are not invested in stock or funds and are paid out in cash after the executive's departure from the Company. Phantom stock is not included in the table above, but it represents an investment risk based on the performance of our Common Stock. Mr. Morris has 2,370 phantom stock equivalents under the 409A Deferral Plan.

(2)
Includes the number of options currently exercisable and options that will become exercisable within 60 days of our record date.

(3)
Shares are held by the Mazzarella Living Trust, a joint revocable trust for which Ms. Mazzarella and her husband serve as trustees.

(4)
Shares are held by the Weidemeyer Living Trust, a joint revocable trust for which Mr. Weidemeyer and his wife serve as trustees.

(5)
Ownership information for Mr. Harris and Mr. Trevathan is as of December 31, 2018, which is the date that they each retired from the Company and the last date that each of them verified their ownership of the Company's Common Stock. As of that date, (i) the shares owned by Mr. Harris were held by the Jeff Harris Revocable Trust, for which Mr. Harris serves as trustee and (ii) the number of shares owned by Mr. Trevathan included 170,171 shares that are pledged as security for a loan. None of our directors or currently-serving executive officers have pledged Company Common Stock.

(6)
Included in the "All directors and currently-serving executive officers as a group" are 10,145 stock equivalents attributable to the executive officers' collective holdings in the Company's 401(k) Retirement Savings Plan stock fund. This group also holds an aggregate of 8,939 phantom stock equivalents under the 409A Deferral Plan that are not included in the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 19, 2019.

	Shares Beneficially Owned
Name and Address	Number		Percent(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	35,868,555	(2)	8.4
William H. Gates III One Microsoft Way Redmond, WA 98052	33,117,344	(3)	7.8
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	31,659,414	(4)	7.5

(1)
Percentage is calculated using the number of shares of Common Stock outstanding as of March 19, 2019.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 11, 2019. The Vanguard Group reports that it has sole or shared voting power over 639,032 shares of Common Stock and sole or shared dispositive power over 35,868,555 shares of Common Stock beneficially owned.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 13, 2019. Mr. Gates reports that he has sole voting and dispositive power over 14,483,672 shares of Common Stock held by Cascade Investment, L.L.C., as the sole member of such entity. Additionally, the Schedule 13G/A reports that Mr. Gates and Melinda French Gates share voting and dispositive power over 18,633,672 shares of Common Stock beneficially owned by Bill & Melinda Gates Foundation Trust.

(4)
This information is based on a Schedule 13G/A filed with the SEC on February 6, 2019. BlackRock, Inc. reports that it has sole voting power over 28,081,035 shares of Common Stock and sole dispositive power over 31,659,414 shares of Common Stock beneficially owned.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange. Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in 2018.

EXECUTIVE OFFICERS

          The following is a listing of our current executive officers, their ages and their business experience for at least the past five years (other than Mr. Fish, whose age, experience and qualifications are included in the Director Nominees section of this Proxy Statement beginning on page 16). Unless otherwise specified, all prior positions listed below were with our Company.

Name	Age	Positions Held and Business Experience for Past Five Years
Steven R. Batchelor	61	• Senior Vice President — Operations since January 2019.
		• Vice President, Collections and Fleet Operations from 2013 to December 2018.
Charles C. Boettcher	45	• Senior Vice President and Chief Legal Officer since January 2017.
		• Also served as Chief Compliance Officer from May 2017 to February 2018.
		• Vice President and General Counsel from September 2016 to December 2016.
		• Executive Vice President, Chief Financial Officer and General Counsel of Oilfield Water Logistics, a produced water gathering, transportation and disposal company, from November 2015 to August 2016.

•

Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Eagle Rock Energy Partners, L.P., a master limited partnership engaged in midstream gathering and processing, upstream exploration and production and minerals/royalties, from 2007 to October 2015.

Tara J. Hemmer	46	• Senior Vice President — Operations since January 2019.
		• Senior Vice President — Operations, Safety and Environmental Compliance from January 2018 to December 2018.
		• Vice President — Disposal Operations, Closed Sites and Environmental Compliance from September 2017 to January 2018.
		• Area Vice President — Greater Mid-Atlantic Area from 2012 to May 2017.
John J. Morris, Jr.	49	• Executive Vice President and Chief Operating Officer since January 2019.
		• Senior Vice President — Operations from 2012 to December 2018.
		• Chief Strategy Officer from March 2012 to July 2012.
		• Area Vice President — Greater Mid-Atlantic Area from 2011 to 2012.

Name	Age	Positions Held and Business Experience for Past Five Years
Leslie K. Nagy	44	• Vice President and Chief Accounting Officer since November 2017.
		• Principal Accounting Officer and Controller, Parker Drilling Company, an oilfield services company, from April 2014 to November 2017.
		• Director of Finance and Assistant Controller, Parker Drilling Company, from 2011 to March 2014.
Tamla D. Oates-Forney	47	• Senior Vice President and Chief Human Resources Officer since December 2018.

•

Vice President, Human Resources, GE Energy Connections, an electrification and automation business included in the General Electric Company multinational conglomerate, from October 2014 to April 2018.

		• Senior Executive, Human Resources Director, GE Africa, an emerging market included in the General Electric multinational conglomerate, from 2010 to September 2014.
Devina A. Rankin	43	• Senior Vice President and Chief Financial Officer since February 2017.
		• Also continued to serve as Treasurer from February 2017 to August 2017.
		• Vice President, Treasurer and Acting Chief Financial Officer from January 2017 to February 2017.
		• Vice President and Treasurer from 2012 to January 2017.
Nikolaj H. Sjoqvist	46	• Senior Vice President and Chief Digital Officer since October 2017.
		• Vice President — Revenue Management from 2012 to October 2017.
Michael J. Watson	49	• Senior Vice President and Chief Customer Officer since October 2018.
		• Area Vice President — Illinois / Missouri Valley Area from 2013 to September 2018.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

          The Company's Compensation Discussion and Analysis provides information about the Company's executive compensation philosophy and the components of its compensation programs. This includes information about how compensation of the Company's named executive officers for the fiscal year ended December 31, 2018 aligned with the Company's 2018 financial goals and performance. The Compensation Discussion and Analysis helps readers better understand the information found in the Summary Compensation Table and other accompanying tables included in this Proxy Statement.

          This Compensation Discussion and Analysis focuses on our executive pay program as it relates to the following executive officers, whom we refer to as the "named executive officers" or "named executives":

  •
  Mr. James C. Fish, Jr. — President and Chief Executive Officer since November 2016.

  •
  Ms. Devina A. Rankin — Senior Vice President and Chief Financial Officer since February 2017.

  •
  Mr. James E. Trevathan, Jr. — Executive Vice President and Chief Operating Officer since July 2012. Mr. Trevathan retired from the Company as of December 31, 2018.

  •
  Mr. Jeff M. Harris — Senior Vice President — Operations since July 2012. Mr. Harris retired from the Company as of December 31, 2018.

  •
  Mr. John J. Morris, Jr. — Senior Vice President — Operations since July 2012. Mr. Morris was promoted to Executive Vice President and Chief Operating Officer as of January 1, 2019, following Mr. Trevathan's retirement.

Executive Summary

          The objective of our executive compensation program is to attract, retain, reward and incentivize talented employees who will lead the Company in the successful execution of our strategy. The Company seeks to accomplish this goal by designing a compensation program that is supportive of and aligns with the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies further the objective of our executive compensation program:

  •
  a substantial portion of executive compensation is linked to Company performance, through annual cash incentive performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for notably higher total compensation in periods of above-target Company performance, as we saw with respect to some compensation elements in 2018. Performance-based annual cash incentive and long-term equity-based incentive awards comprised approximately 87% of total 2018 target compensation for our President and Chief Executive Officer, while approximately 80% of the 2018 target compensation opportunities for our other named executives was performance-based;

  •
  at target, 68.5% of total compensation of our President and Chief Executive Officer was tied to long-term equity awards, and 61% of total compensation of our other named executives was tied to long-term equity awards, which aligns executives' interests with those of stockholders;

  •
  our total direct compensation opportunities for named executive officers are targeted to fall in a range around the competitive median;

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  performance-based awards include threshold, target and maximum payouts correlating to a range of performance outcomes and are based on a variety of indicators of performance, which limits risk-taking behavior;

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  performance stock units with a three-year performance period, as well as stock options that vest over a three-year period, link executives' interests with long-term performance and reduce incentives to maximize performance in any one year;

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  all of our executive officers are subject to stock ownership guidelines, which we believe demonstrates a commitment to, and confidence in, the Company's long-term prospects;

  •
  the Company has clawback provisions in its equity award agreements and executive officer employment agreements, and has adopted a clawback policy applicable to annual incentive compensation, designed to recoup compensation when cause and/or misconduct are found;

  •
  our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy (the "Severance Limitation Policy"); and

  •
  the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

  2018 Pay-for-Performance

          During 2018, we continued to produce strong operating results from our traditional solid waste business, driven by strong yield and volume growth in our collection and disposal business. Net income and earnings per diluted share both increased primarily as a result of these strong operating results, as well as the favorable impact on our effective tax rate due to enactment of tax reform. The Company continued its commitment to supporting both organic and inorganic growth during 2018, allocating $1,694 million of available cash to capital expenditures and $466 million to the acquisition of solid waste businesses. We also returned $1,806 million to our stockholders during 2018 through common stock repurchases and dividends. The Company delivered these very strong results despite the toughest recycling commodity price environment in over a decade. Overall, the Company believes that this positive 2018 performance reinforces that its strategy drives solid growth for the benefit of stockholders. Following is a summary of the 2018 compensation program results:

  Total Shareholder Return

    With respect to the half of the performance share units ("PSUs") granted in 2016 with a three-year performance period ended December 31, 2018 that was subject to total shareholder return relative to the S&P 500, the performance of the Company's Common Stock on this measure exceeded the 75th percentile, resulting in a maximum 200% payout on these PSUs in shares of Common Stock. This performance directly benefited our stockholders, delivering total shareholder return of 82.09% over the three-year performance period and translating into a percentile rank relative to the S&P 500 of 89.08%.

  Cash Flow Generation

    The Company generated cash provided by operating activities, for purposes of the performance goal associated with the other half of our PSUs granted in 2016, of $5.568 billion, exceeding the maximum performance level of $4.564 billion for the three-year performance period ended December 31, 2018. This performance resulted in a maximum 200% payout on these PSUs in shares of Common Stock.

  Company Performance on Annual Incentive Performance Measures

    Company performance on annual cash incentive performance measures for named executive officers is set forth below. Due to these results, each of the named executives received an annual cash incentive payment for fiscal year 2018 equal to 74.8% of target.

      Income from Operations, excluding Depreciation and Amortization – $4.212 billion, exceeding target of $4.206 billion.

      Income from Operations Margin – 18.34%, exceeding threshold of 17.9%, but below target of 18.5%.

      Cost Measure – defined as Operating Expense, less depreciation, depletion and amortization, as a percentage of Net Revenue, both less fuel – 60.82%, which did not meet the threshold of 59.7%.

          On the whole, the 2018 compensation program continued to demonstrate alignment between executive pay and Company performance. The maximum 200% payouts on the PSUs granted in 2016 correlate with outstanding cash flow generation and total shareholder return over the three-year performance period. The Company again exceeded target for the annual income from operations, excluding depreciation and amortization measure, and the Company performed well on the income from operations margin measure. All of these results reflect strong pay-for-performance, with both shareholders and executives being rewarded. However, the Company's sub-threshold performance on the annual Cost Measure, largely the result of international trade and regulatory actions that resulted in increased costs and decreased revenues in our recycling line of business, did not reflect a strong correlation to the Company's overall continued trend of exceptional performance. Due to the impact of the Cost Measure on the annual cash incentive payouts, the total compensation of three of our named executives set forth in the Summary Compensation Table below declined from 2017 levels.

  Consideration of Stockholder Advisory Vote

          When establishing 2018 compensation for the named executives, the MD&C Committee noted the results of the advisory stockholder votes on executive compensation, with at least 96% of shares present and entitled to vote at the annual meeting voting in favor of the Company's executive compensation every year since the advisory vote on compensation was implemented. Accordingly, the results of the stockholder advisory vote have not caused the MD&C Committee to recommend any changes to our compensation practices.

  2019 Compensation Program Preview

          The MD&C Committee continually reviews our compensation program to ensure that it is clearly aligned with the business strategy and best supports the accomplishment of our goals. The MD&C Committee is pleased with the results that were delivered under the 2016 through 2018 long-term incentive program design, which aimed to support continued outstanding financial results while maintaining our focus on pricing, capital allocation and cost control, and has approved keeping the 2019 long-term incentive program design consistent with the 2018 design. The MD&C Committee has also approved retaining the annual incentive program design consistent with the prior year, except that the Cost Measure, weighted at 25%, is being replaced with a new internal revenue growth measure, defined as internal revenue growth from yield, plus internal revenue growth from volume, at the consolidated level for the traditional solid waste business. This consistency reinforces the MD&C Committee's efforts to maintain a compensation program that is straightforward, easy to communicate and readily translates into actionable goals; whereas, the MD&C Committee believes that the substitution of the Cost Measure with the internal revenue growth measure will better reflect the Company's progress toward its strategic growth goals and will better correspond to the overall performance of the Company and creation of shareholder value.

Our Compensation Philosophy for Named Executive Officers

          The Company's compensation philosophy is designed to:

  •
  Attract and retain exceptional employees through competitive compensation opportunities;

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  Encourage and reward performance through substantial at-risk performance-based compensation, while discouraging excessive risk-taking behavior; and

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  Align our decision makers' long-term interests with those of our stockholders through emphasis on equity ownership.

          Additionally, our compensation philosophy is intended to encourage executives to embrace the Company's strategy and to lead the Company in setting aspirations that will continue to drive exemplary performance.

          With respect to our named executive officers, the MD&C Committee believes that total direct compensation at target should be in a range around the competitive median according to the following:

  •
  Base salaries should be paid within a range of plus or minus 10% around the competitive median, with attention given to individual circumstances, including strategic importance of the named executive's role, the executive's experience and individual performance;

  •
  Target short-term and long-term incentive opportunities should generally be set at the competitive median; and

  •
  Total direct compensation opportunities should generally be within a range of plus or minus 20% around the competitive median.

Overview of Elements of Our 2018 Compensation Program

Timing	Component	Purpose	Key Features

Current	Base Salary	To attract and retain executives with a competitive level of regular income	Adjustments to base salary primarily consider competitive market data and the executive's individual performance and responsibilities.

Short-Term Performance Incentive	Annual Cash Incentive	To encourage and reward contributions to our annual financial objectives through performance-based compensation subject to challenging, yet attainable, objective and transparent metrics	Cash incentives are targeted at a percentage of base salary and range from zero to 200% of target based on the following performance measures:

•

Income from Operations, excluding Depreciation and Amortization – designed to encourage balanced growth and profitability (weighted 50%);

•

Income from Operations Margin – defined as Income from Operations as a percentage of Revenue – motivates executives to control costs and operate efficiently while focusing on yield (weighted 25%); and

•

Cost Measure – defined as Operating Expense, less depreciation, depletion and amortization, as a percentage of Net Revenue, both less fuel – designed to support cost control innovation initiatives (weighted 25%).

The MD&C Committee has discretion to increase or decrease an individual's payment by up to 25% based on individual performance, but such modifier has never been used to increase a payment to a named executive.

Long-Term Performance Incentives	Performance Share Units	To encourage and reward building long-term stockholder value through successful strategy execution; To retain executives; and To increase stockholder alignment through executives' stock ownership	Number of shares delivered range from zero to 200% of the initial target grant based on performance over a three-year performance period.

Payout on half of each executive's PSUs granted in 2018 is dependent on cash flow generation, defined as cash flow provided by operating activities with certain exclusions, which continues our focus on capital discipline, while also aligning the Company with stockholders' free cash flow expectations.

Payout on the remaining half of the PSUs granted in 2018 is dependent on total shareholder return relative to other companies in the S&P 500 over the three-year performance period.

PSUs earn dividend equivalents that are paid at the end of the performance period based on the number of shares earned. Recipients can defer the receipt of shares, in which case such shares of Common Stock will be paid out, without interest, at the end of the deferral period.

Stock Options	To support the growth element of the Company's strategy and encourage and reward stock price appreciation over the long-term;

To retain executives; and

To increase stockholder alignment through executives' stock ownership

Stock options vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% vest on the third anniversary.

Exercise price is the average of the high and low market price of our Common Stock on the date of grant.

Stock options have a term of ten years.

Restricted Stock Units	Used on a limited basis (e.g. promotion and new hire) to make awards that encourage and reward long-term performance and increase alignment with stockholders	Restricted stock units ("RSUs") were granted to Mr. Fish in 2016 in connection with his promotion to Chief Executive Officer. Ms. Rankin received RSUs as part of her annual equity-based incentive compensation prior to her promotion to the senior leadership team.

Time-based vesting aids retention.

Dividends on RSUs accrue and are paid in cash upon vesting.

          Deferral Plan.    Each of our named executive officers is eligible to participate in our 409A Deferral Plan and may elect to defer receipt of portions of their base salary and cash incentives in excess of the annual compensation threshold established under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "IRC"). We believe that providing a program that allows and encourages planning for retirement is a key factor in our ability to attract and retain talent. Additional details on the 409A Deferral Plan can be found in the Nonqualified Deferred Compensation in 2018 table and accompanying disclosure on page 49.

          Perquisites.    The Company provides very limited perquisites or personal benefits to executive officers, consisting of reimbursement of the cost of physical exams, cost to the Company for spousal or guest participation in corporate events, and use of Company aircraft for personal travel. The MD&C Committee permits our President and Chief Executive Officer to use the Company's aircraft for business and personal travel; provided, however, that personal use of the Company aircraft attributed to him that results in incremental cost to the Company shall not exceed 90 hours during any calendar year without approval from the Chairman of the MD&C Committee. In 2018, our President and Chief Executive Officer had 2 1/4 hours of personal use of Company aircraft under this standard. Personal use of the Company's aircraft by other employees is permitted with Chief Executive Officer approval, but this occurs infrequently. The value of our named executives' personal use of the Company's aircraft is treated as taxable income to the respective executive in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we calculate pursuant to the SEC requirement to report the incremental cost to us of their use. In 2018, the Company also provided retirement gifts to Messrs. Trevathan and Harris to thank them for their service. See note (5) to the Summary Compensation Table below for additional information.

          Post-Employment and Change in Control Compensation.    The Company provides severance protections that aid in retention of senior leadership by providing the individual with comfort that he or she will be treated fairly in the event of an involuntary termination not for cause. The change in control provisions included in our Executive Severance Protection Plan, our stock option award documentation and, if applicable, employment agreements require a double trigger in order to receive any payment in the event of a change in control situation. Additional details can be found under "— Post Employment and Change in Control Compensation; Clawback Policies" and "Potential Payments Upon Termination or Change in Control."

How Named Executive Officer Compensation Decisions are Made

          The MD&C Committee meets several times each year to perform its responsibilities as delegated by the Board of Directors and as set forth in the MD&C Committee's charter. These responsibilities include evaluating and approving the Company's compensation philosophy, policies, plans and programs for our named executive officers.

          In the performance of its duties, the MD&C Committee regularly reviews the total compensation, including the base salary, target annual cash incentive award opportunities, long-term incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. At a regularly scheduled meeting each year, the MD&C Committee reviews our named executives' total compensation and compares that compensation to the competitive market, as discussed below. In the first quarter of each year, the MD&C Committee meets to determine salary increases, if any, for the named executive officers; verifies the results of the Company's performance for annual cash incentive and performance share unit calculations; reviews the individual annual cash incentive targets for the current year as a percent of base salary for each of the named executive officers; and makes decisions on granting long-term equity awards.

          Compensation Consultant.    The MD&C Committee uses several resources in its analysis of the appropriate compensation for the named executive officers. The MD&C Committee selects and employs an independent consultant to provide advice relating to market and general compensation trends. The MD&C Committee also uses the services of its independent consultant for data gathering and analyses. The MD&C Committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent consultant since 2002. The Company makes regular payments to FW Cook for its services around executive compensation, including meeting preparation and attendance, advice, and best practice information, as well as competitive data. Information about such payments is submitted to the chair of the MD&C Committee.

          In addition to services related to executive compensation, FW Cook also provides the MD&C Committee information and advice with respect to compensation of the independent directors. FW Cook has no other business relationships with the Company and receives no other payments from the Company. The MD&C Committee adopted a charter provision requiring that it consider the independence of any compensation consultants it uses for executive compensation matters. The MD&C Committee has considered the independence of FW Cook in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the MD&C Committee has reviewed, among other items, a letter from FW Cook addressing the independence of FW Cook and the members of the consulting team serving the MD&C Committee, including the following factors: (i) other services provided to us by FW Cook; (ii) fees paid by us as a percentage of FW Cook's total revenue; (iii) policies or procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the MD&C Committee; (v) any Company stock owned by the senior advisor or any member of his immediate family and (vi) any business or personal relationships between our executive officers and the senior advisor. The MD&C Committee reviewed these considerations and concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

          Role of CEO and Human Resources.    Our President and Chief Executive Officer contributes to compensation determinations by assessing the performance of the other named executive officers and providing these assessments with recommendations to the MD&C Committee. Personnel within the Company's Human Resources Department assist the MD&C Committee by working with the independent consultant to provide information requested by the MD&C Committee and assisting it in designing and administering the Company's compensation programs.

          Peer Company Comparisons.    The MD&C Committee uses compensation information of comparison groups of companies to gauge the competitive market, which is relevant for attracting and retaining key talent and for ensuring that the Company's compensation practices are aligned with prevalent practices. For purposes of establishing the 2018 executive compensation program, the MD&C Committee considered a competitive analysis of total direct compensation levels and compensation mix for our executive officers during the second half of 2017, using information from:

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  Size-adjusted median compensation data from two general industry surveys in which management annually participates; the Aon Hewitt 2017 Total Compensation Measurement ("TCM") survey and the Willis Towers Watson 2017 Compensation Data Bank ("CDB") survey. The Aon Hewitt TCM and Willis Towers Watson CDB surveys include over 500 companies ranging in size from approximately $100 million to $200 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue; and

  •
  Median compensation data from a comparison group of 19 publicly traded U.S. companies, described below.

          The comparison group of companies is initially recommended by the independent consultant prior to the data gathering process, with input from management and the MD&C Committee. The composition of the group is evaluated, and a final comparison group of companies is approved by the MD&C Committee each year. The selection process for the comparison group begins with all companies in the Standard & Poor's North American database that are publicly traded U.S. companies in 15 different Global Industry

Classifications. These industry classifications are meant to provide a collection of companies in industries that share similar characteristics with us. The companies are then limited to those with at least $5 billion in annual revenue to ensure appropriate comparisons, and further narrowed by choosing those with asset intensive domestic operations, as well as those focusing on transportation and logistics. Companies with these characteristics are chosen because the MD&C Committee believes that it is appropriate to compare our executives' compensation with executives that have similar responsibilities and challenges at other companies.

          The following chart sets forth various size comparisons to companies in the comparison group; this table is provided to evidence that the Company was appropriately positioned within its peer group for purposes of establishing 2018 compensation during 2017. All financial and market data are taken from Standard & Poor's Capital IQ, with financial data as of each company's 2016 fiscal year end and market capitalization as of December 31, 2016.

          For purposes of each of the named executives, the general industry data and the comparison group data are blended when composing the competitive analysis, when possible, such that the combined general industry data and the comparison group are each weighted 50%. For competitive comparisons, the MD&C Committee has determined that total direct compensation packages for our named executive officers within a range of plus or minus 20% of the median total compensation of the competitive analysis is appropriate. In making these determinations, total direct compensation consists of base salary, target annual cash incentive, and the annualized grant date fair value of long-term equity incentive awards.

          Allocation of Compensation Elements and Tally Sheets.    The MD&C Committee considers the forms in which total compensation will be paid to executive officers and seeks to achieve an appropriate balance between base salary, annual cash incentive compensation and long-term incentive compensation. The MD&C Committee determines the size of each element based primarily on comparison group data and individual and Company performance. The percentage of compensation that is contingent on achievement of performance criteria typically increases in correlation to an executive officer's responsibilities within the Company, with performance-based incentive compensation making up a greater percentage of total compensation for our most senior executive officers. Additionally, as an executive becomes more senior, a greater percentage of the executive's compensation shifts away from short-term to long-term incentive awards.

          The MD&C Committee uses tally sheets to review the compensation of our named executive officers, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for each component of compensation, the value of all equity held by each named executive, and the value of welfare and retirement benefits and severance payments. Tally sheets provide the MD&C Committee with the relevant information necessary to determine whether the balance between short-term and long-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also useful in the MD&C Committee's analysis of whether total direct compensation provides a compensation package that is appropriate and competitive. Tally sheets are provided annually to the full Board of Directors.

          The following charts display the allocation of total 2018 target compensation among base salary, annual cash incentive and long-term incentives for (a) our President and Chief Executive Officer and (b) our other named executives, on average. These charts reflect the MD&C Committee's 2018 desired total mix of target compensation for named executives, which includes 61% of total compensation derived from long-term equity awards, while long-term equity awards comprised 68.5% of our President and Chief Executive Officer's total target compensation. These charts also reflect that approximately 87% of our President and Chief Executive Officer's total target compensation opportunities awarded in 2018 were performance-based, while approximately 80% of the total target compensation established in February 2018 for the other named executives was performance-based. We consider stock options granted under our long-term incentive plan to be performance-based because their value will increase as the market value of our Common Stock increases.

          Internal Pay Equity.    The MD&C Committee considers the differentials between compensation of the named executive officers. The MD&C Committee also reviews compensation comparisons between the President and Chief Executive Officer and the other executive officers, while recognizing the additional responsibilities of the President and Chief Executive Officer and that such differentials will increase in periods of above-target performance and decrease in times of below-target performance. Based on these considerations, the MD&C Committee concluded that the compensation paid to the President and Chief Executive Officer is reasonable compared to that of the other executive officers.

          Policy on Calculation Adjustments.    In 2014, the MD&C Committee adopted a policy on calculation adjustments that affect payouts under annual and long-term incentive awards in order to address the potentially distorting effect of certain items. Such adjustments are intended to align award payments with the underlying performance of the business; avoid volatile, artificial inflation or deflation of awards due to unusual items in either the award year or the previous comparator year; and eliminate counterproductive incentives to pursue short-term gains and protect current incentive opportunities. To ensure the integrity of the adjustments, the policy provides that the MD&C Committee's approach to adjustments shall generally be consistent with the Company's approach to reporting adjusted non-GAAP earnings to the investment community, except that the MD&C Committee has determined that potential adjustments arising from a single transaction or event generally should be disregarded unless, taken together, they change the calculated award payout by at least five percent. For this reason, actual results reported in this proxy statement on financial performance metrics may differ from earnings results reported to the investment community. The MD&C Committee retains discretion to evaluate all adjustments, both income and expense, as circumstances warrant; however, beginning with long-term equity incentive awards granted in 2017, the MD&C Committee agreed that it shall not have the ability to use negative discretion with respect to the calculation of cash flow for purposes of the PSUs subject to that performance measure, in order to avoid variable accounting treatment for those awards.

          Tax and Accounting Matters.    Our compensation programs were designed to permit the Company to deduct compensation expense under Section 162(m) of the IRC, which historically limited the tax deductibility of annual compensation paid to certain named executives to $1 million, unless the compensation qualified as performance-based. The Company also reserved the right to pay compensation that did not qualify as performance-based. Other than some limited exceptions relating to certain previously-granted awards, the ability to rely on this performance-based exception was eliminated in 2017, and the limitation on deductibility of compensation was expanded to include all named executive officers. As a result, the Company generally may no longer take a deduction for any compensation paid to any of its named executive officers in excess of $1 million.

          Section 409A of the IRC ("Code Section 409A") generally provides that any deferred compensation arrangement which does not meet specific requirements will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In general, to avoid a Code Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time or fixed schedule, a change in control or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services. We intend to structure all of our compensation arrangements, including our 409A Deferral Plan, in a manner that complies with or is exempt from Code Section 409A.

          We account for equity-based payments, including stock options, PSUs and RSUs, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation ("ASC Topic 718"). The MD&C Committee takes into consideration the accounting treatment under ASC Topic 718 when determining the form and amount of annual long-term equity incentive awards. However, because our long-term equity incentive awards are based on a target dollar value established prior to grant (described in further detail under "Named Executives' 2018 Compensation Program and Results — Long-Term Equity Incentives"), this "value" will differ from the grant date fair value of awards calculated pursuant to ASC Topic 718.

          Risk Assessment.    The MD&C Committee uses the structural elements set forth in the Executive Summary earlier to establish compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. During 2018, the MD&C Committee reviewed the Company's compensation policies and practices and the assessment and analysis of related risk conducted by the independent compensation consultant. Based on this review and analysis, the MD&C Committee and the independent compensation consultant concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

          Consideration of Stockholder Advisory Vote on Executive Compensation.    The MD&C Committee reviews the results of the stockholder advisory vote on executive compensation and considers any implications of such voting results on the Company's compensation programs. In light of the fact that at least 96% of shares present and entitled to vote at the annual meeting have voted in favor of the Company's executive compensation every year since the advisory vote on compensation was implemented, the results of the stockholder advisory votes have not caused the MD&C Committee to recommend any changes to our compensation practices.

Named Executives' 2018 Compensation Program and Results

  Base Salary

          In February 2018, the MD&C Committee approved increases to the base salaries of named executive officers, consistent with our compensation philosophy and driven by competitive market data, internal pay equity considerations and individual performance relative to the executive's responsibilities and contributions. The table below shows the annual base salary established by the MD&C Committee for each of our named executive officers in February of the corresponding year.

Named Executive Officer	2017 Base Salary	2018 Base Salary
Mr. Fish	$1,100,000	$1,175,000
Ms. Rankin	$500,000	$551,900
Mr. Trevathan	$738,000	$756,500
Mr. Harris	$691,000	$708,275
Mr. Morris	$634,000	$649,850

  Annual Cash Incentive

  •
  Annual cash incentives were dependent on the following performance measures: Income from Operations, excluding Depreciation and Amortization; Income from Operations Margin and Operating Expense, less depreciation, depletion and amortization, as a percentage of Net Revenue, both less fuel, or Cost Measure.

  •
  Company performance on each of the performance measures set forth below resulted in each of the named executives receiving an annual cash incentive payment in March 2019 for fiscal year 2018 equal to 74.8% of target.

          The MD&C Committee develops financial performance measures for annual cash incentive awards to drive improvements in business operations, as well as support and fund the long-term strategy of the Company. The MD&C Committee found that the Income from Operations, excluding Depreciation and Amortization, performance measure encourages balanced focus on growth and profitability, while the Income from Operations Margin performance measure continues to keep the Company focused on cost control, operational improvements and yield. The MD&C Committee believes these financial performance measures support and align with the strategy of the Company and are appropriate indicators of our progress toward the Company's goals.

          The MD&C Committee also maintained the Cost Measure in 2018 and its focus on operating cost control, after successfully driving reductions in operating cost the prior years. The MD&C Committee observed in 2018 that the results on the Cost Measure were significantly impacted by international trade and regulatory actions that resulted in increased costs and decreased revenues in our recycling line of business; as a result, the MD&C Committee concluded that the results on this performance measure were not ideally aligned with the overall very favorable Company performance in 2018 and the creation of shareholder value. When setting threshold, target and maximum performance measure levels each year, the MD&C Committee looks to the Company's historical results of operations and analyses and forecasts for the coming year. Specifically, the MD&C Committee considers expected revenue based on analyses of pricing and volume trends, as affected by operational and general economic factors and expected costs.

          The table below details the performance measures set by the MD&C Committee for purposes of the named executive officers' annual cash incentive for 2018.

	Threshold Performance (60% Payment)	Target Performance (100% Payment)	Maximum Performance (200% Payment)
Income from Operations, excluding Depreciation and Amortization	$3.942 billion	$4.206 billion	$4.336 billion
Income from Operations Margin	17.9%	18.5%	18.8%
Cost Measure	59.7%	59.4%	59.1%

          The following table sets forth the Company's performance achieved on each of the annual cash incentive performance measures and the payout earned on account of such performance.

Income from Operations, excluding Depreciation and Amortization (weighted 50%)
		Income from Operations Margin (weighted 25%)		Cost Measure (weighted 25%)
						Total Payout Earned (as a percentage of Target)
Actual	Payout Earned	Actual	Payout Earned	Actual	Payout Earned
$4.212 billion	104.93%	18.345%	89.34%	60.82%	0%	74.8%

          As discussed above, the MD&C Committee has discretion to make adjustments to the performance calculations for unusual or otherwise non-operational matters in line with its policy on calculation adjustments. The calculation of 2018 annual cash incentive performance measures was generally made on a basis consistent with the Company's reporting of its 2018 financial results, including exclusion of restructuring and asset impairments and unusual items; however, the calculation did not include potential adjustments that fell below the MD&C Committee's five percent impact threshold. As a result, the actual results on the Income from Operations, excluding Depreciation and Amortization, measure stated above were lower than the actual results on this measure reported to the investment community. The 2018 cash incentive performance calculations were not otherwise adjusted.

          Target annual cash incentives are a specified percentage of the executives' base salary. The following table shows each named executive's target percentage of base salary for 2018 and annual cash incentive for 2018 paid in March 2019.

Named Executive Officer	Target Percentage of Base Salary	Annual Cash Incentive For 2018(1)
Mr. Fish	135	$1,169,293
Ms. Rankin(2)	94	$379,541
Mr. Trevathan(2)	94	$528,303
Mr. Harris	90	$474,166
Mr. Morris	90	$435,053

(1)
Base salary increases for 2018 were implemented March 25, 2018. The calculations of annual cash incentive payouts, as a percentage of base salary, were made using the named executive's actual base salary received in 2018.

(2)
In February 2018, the target percentage of base salary for Ms. Rankin and Mr. Trevathan was increased from 90% to 95%, yielding a 94% target percentage of base salary for the full year of 2018.

  Long-Term Equity Incentives

          Our equity awards are designed to hold individuals accountable for long-term decisions by rewarding the success of those decisions. The MD&C Committee continuously evaluates the components of its programs. In determining which forms of equity compensation are appropriate, the MD&C Committee considers whether the awards granted are achieving their purpose; the competitive market; and accounting, tax or other regulatory issues, among others. In determining the appropriate awards for the named executives' 2018 annual long-term incentive award, the MD&C Committee decided to grant both PSUs comprising 80% of each named executive's award and stock options comprising 20% of each named executive's award, consistent with prior years, except in the case of Mr. Harris, who received an additional $500,000 allocation of PSUs as described in note (1) below. Payout on half of each named executives' PSUs granted in 2018 is dependent on cash flow generation. Payout on the remaining half of PSUs granted in 2018 is dependent on total shareholder return relative to the S&P 500. Meanwhile, stock options encourage focus on increasing the market value of our stock. Before determining the actual number of PSUs and stock options that were granted to each of the named executives in 2018, the MD&C Committee established a target dollar amount for each named executive's annual total long-term equity incentive award. The values chosen were based primarily on the comparison information for the competitive market and consideration of the named executives' responsibility for meeting the Company's strategic objectives. Target dollar amounts for equity incentive awards will vary from grant date fair values calculated for accounting purposes.

Named Executive Officer	Dollar Values of 2018 Long-Term Equity Incentives Set by the Committee (at Target)
Mr. Fish	$6,000,000
Ms. Rankin	$1,700,000
Mr. Trevathan	$2,220,000
Mr. Harris(1)	$2,300,000
Mr. Morris	$1,800,000

(1)
For PSUs granted in 2018, the MD&C Committee changed the treatment of such awards upon a qualifying retirement to provide all executive officers with full vesting at the end of the performance period based on actual performance achieved, instead of pro rata vesting, provided that qualifying retirement occurred on or after December 31, 2018. This action was taken to align with market practices and aid recruitment and retention by providing a more competitive retirement benefit. The PSUs granted to Mr. Trevathan in 2017 already provided for full vesting at the end of the performance period after a qualifying retirement, but the PSUs granted to Mr. Harris in 2017 did not. In consideration of Mr. Trevathan's and Mr. Harris' plans to retire and the desire to avoid an arbitrarily unfair result, the MD&C Committee increased the value of Mr. Harris' PSU award for 2018 by $500,000 to approximate the value of his PSUs granted in 2017 that he would forfeit due to pro rata vesting upon retirement.

          Overview of Performance Share Units.

  •
  Named executives were granted new PSUs with a three-year performance period ending December 31, 2020. Payout on half of each named executive's PSUs granted in 2018 is dependent on cash flow generation, and payout on the remaining half of PSUs granted in 2018 is dependent on total shareholder return relative to the S&P 500.

  •
  Named executives received a payout of 200% of the PSUs granted in 2016 with a three-year performance period ended December 31, 2018. The Company exceeded the maximum level of performance for each of the cash flow generation and the relative total shareholder return performance measures.

          PSUs Granted in 2018.    Performance share units are granted to our named executive officers annually to align compensation with the achievement of our long-term financial goals and to increase stockholder alignment through stock ownership. PSUs provide an immediate retention benefit to the Company because there is unvested potential value at the date of grant. The number of PSUs granted to our named executive officers corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period for each grant, the Company will deliver a number of shares ranging from 0% to 200% of the initial number of PSUs granted, depending on the Company's three-year performance against pre-established targets.

          The MD&C Committee determined the number of PSUs that were granted to each of the named executives in 2018 by taking the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplying by 80%, except that Mr. Harris received a specific allocation of $500,000 for PSUs as described above, and the remaining targeted dollar amount of $1.8 million was then multiplied by 80%. Those values were then divided by the average of the high and low price of our Common Stock over the 30 trading days preceding the date of the MD&C Committee meeting at which the grants were approved to determine the number of PSUs granted. The number of PSUs granted in 2018 are shown in the table below.

Named Executive Officer	Number of PSUs
Mr. Fish	55,172
Ms. Rankin	15,632
Mr. Trevathan	20,414
Mr. Harris	22,298
Mr. Morris	16,552

          Half of each named executive's PSUs included in the table above are subject to a cash flow generation performance measure; the cash flow generation performance measure requires focus on capital discipline and strengthens alignment with stockholders' free cash flow expectations. For purposes of these PSUs, we generally define cash flow as cash provided by operating activities, with the following adjustments: (a) capital expenditures are excluded; (b) costs associated with labor disruptions and multiemployer plan withdrawal liabilities are excluded due to being required as a result of past labor commitments combined with changing economic conditions and business climate; (c) strategic acquisition, restructuring, and transformation and reorganization costs are excluded in recognition of goals to increase customer and business base while minimizing operating costs; and (d) cash proceeds from the divestiture of businesses and other assets are included. The table below shows the required achievement of the cash flow generation performance measure and the corresponding potential payouts under our PSUs granted in 2018.

	Threshold		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout
Cash Flow	$5.496 billion	60%	$5.906 billion	100%	$6.316 billion	200%

          The remaining half of each named executive's PSUs are subject to total shareholder return relative to the S&P 500. This measure directly correlates executive compensation with creation of stockholder value. Total shareholder return is calculated as follows: (Common Stock price at end of performance period – Common Stock price at beginning of performance period + dividends during performance period) / Common Stock price at beginning of performance period. The table below shows the required achievement of the total shareholder return performance measure and the corresponding potential payouts under our PSUs granted in 2018.

Total Shareholder Return Relative to the S&P 500
Performance	Payout
75th percentile (Maximum)	200%
50th percentile (Target)	100%
25th percentile (Threshold)	50%

          If actual performance falls between performance levels for either of the PSU performance measures, then the number of PSUs earned will be interpolated between the two performance levels, rounded to the nearest 0.1%.

          The different performance measure levels are determined based on an analysis of historical performance and current projections and trends. The MD&C Committee uses this analysis and modeling of different scenarios related to items that affect the Company's performance such as yield, volumes and capital to set the performance measures. As with the consideration of targets for the annual cash incentives, when the MD&C Committee established the cash flow targets, the MD&C Committee carefully considered several material factors affecting the Company for 2018 and beyond, including general economic and market conditions and economic indicators for future periods, to ensure that the cash flow targets align with the Company's long-range strategic plan.

          Payout on PSUs for the Performance Period Ended December 31, 2018.    Half of the PSUs granted in 2016 with the performance period ended December 31, 2018 were subject to the cash flow generation performance measure, and the remaining half of the PSUs granted in 2016 were subject to total shareholder return relative to the S&P 500. For the three-year performance period ended December 31, 2018, the Company generated cash provided by operating activities of $5.568 billion, exceeding the maximum of $4.564 billion; this performance level yielded a 200% payout in shares of Common Stock that were issued in February 2019. With respect to the PSUs with a three-year performance period ended December 31, 2018 that were subject to total shareholder return relative to the S&P 500, the performance of the Company's Common Stock on this measure translated into a percentile rank relative to the S&P 500 of 89.08%, resulting in a 200% payout in shares of Common Stock that were issued in February 2019. In line with the MD&C Committee's policy on calculation adjustments discussed above, no adjustments were made to the performance calculations for these PSUs.

          Stock Options.    The MD&C Committee believes use of stock options is appropriate to support the growth element of the Company's strategy. The grant of options made to the named executive officers in the first quarter of 2018 in connection with the annual grant of long-term equity awards was based on the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplied by 20%, except that Mr. Harris received a specific allocation of $500,000 for PSUs as described above, and the remaining targeted dollar amount of $1.8 million was then multiplied by 20%. The actual number of stock options granted was determined by assigning a value to the options using an option pricing model and dividing the dollar value of target compensation by the value of an option. The resulting number of stock options are shown in the table below.

Named Executive Officer	Number of Options
Mr. Fish	98,684
Ms. Rankin	27,961
Mr. Trevathan	36,513
Mr. Harris	29,605
Mr. Morris	29,605

          The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. The exercise price of the options granted in 2018 is $85.34, which is the average of the high and low market price of our Common Stock on the date of grant, and the options have a term of ten years. We account for our employee stock options under the fair value method of accounting using a Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is amortized to expense over the vesting period less expected forfeitures, except for stock options granted to retirement-eligible employees, for which expense is fully recognized at the time of grant.

          Restricted Stock Units.    The MD&C Committee approved an award of 15,625 RSUs to Mr. Fish upon his promotion to President and Chief Executive Officer in November 2016. This promotional grant of RSUs to Mr. Fish was made in consideration of his increased responsibilities and the competitive compensation analysis, in order to encourage and reward long-term performance, and in order to promote retention and increase alignment with stockholders. One-third of the RSUs granted to Mr. Fish vested in 2017 and 2018 on each of the first and second anniversaries of the date of grant. The remaining one-third of the RSUs will vest in 2019 on the third anniversary of the date of grant. Ms. Rankin also received RSUs as part of her annual equity incentive compensation granted in February of each year up to and including 2016, prior to her promotion to the senior leadership team. As of December 31, 2018, she had 759 RSUs outstanding that were granted on February 26, 2016. These RSUs vested in February 2019 on the third anniversary of the date of grant.

          The MD&C Committee anticipates that grants of RSUs to named executives will continue to be made on a limited basis in cases such as a significant promotion and increased responsibilities and to attract new hires, and that RSUs will not be a routine component of named executive compensation. Dividends on RSUs accrue and are paid in cash upon vesting. RSUs may not be voted or transferred until vested.

Post-Employment and Change in Control Compensation; Clawback Policies

          Severance Protection Plan.    In December 2017, we adopted an Executive Severance Protection Plan (the "Severance Protection Plan") and each of Messrs. Fish and Morris and Ms. Rankin entered into new or amended and restated employment agreements (the "2017 Employment Agreements"). The Severance Protection Plan covers each currently-serving executive officer. The 2017 Employment Agreements do not contain separate severance entitlements, but instead provide for additional terms and protections relating to the respective executive's participation in the Severance Protection Plan. The 2017 Employment Agreements are intended to transition the Company's severance protections away from contract-based protections and onto a standardized and flexible plan-based approach. Going forward, the Company does not anticipate entering into new employment agreements with our executive officers.

          Each of Messrs. Trevathan and Harris retired under the terms of their legacy employment agreements, which did not require any payments to be made to an executive in connection with retirement. Additional information can be found under "Potential Payments Upon Termination or Change in Control" beginning on page 50.

          Post-Employment Covenants and Clawback Policies.    The 2017 Employment Agreements contain noncompetition and nonsolicitation restrictions that apply during employment and for a two-year period following termination. Additionally, the Severance Protection Plan contains (a) a requirement that the individual execute a general release prior to receiving post-termination benefits and (b) a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. The clawback feature generally allows the Company to cancel any remaining payments due and obligates the named executive to refund to the Company severance payments already made if, within one year of termination of employment of the named executive by the Company for any reason other than for cause, the Company determines that the named executive could have been terminated for cause.

          Our current equity award agreements also include a requirement that, in order to be eligible to vest in any portion of the award, the employee must enter into an agreement containing restrictive covenants applicable to the employee's behavior following termination. Additionally, our equity award agreements include compensation clawback provisions that provide, if the MD&C Committee determines that an employee either engaged in or benefited from misconduct, then the employee will refund any amounts received under the equity award agreements. Misconduct generally includes any act or failure to act that caused or was intended to cause a violation of the Company's policies, generally accepted accounting principles or applicable laws and that materially increased the value of the equity award. Further, our MD&C Committee has adopted a clawback policy applicable to our annual cash incentive awards that is designed to recoup annual cash incentive payments when the recipient's personal misconduct affects the payout calculations for the awards. Clawback terms applicable to our incentive awards allow recovery within the earlier to occur of one year after discovery of misconduct and the second anniversary of the employee's termination of employment.

Other Compensation Policies and Practices

          Compensation Limitation Policies.    The Company has adopted a Severance Limitation Policy that generally provides that the Company may not enter into new severance arrangements with its executive officers, as defined in the federal securities laws, that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer's then current base salary and target annual cash incentive, unless such future severance arrangement receives stockholder approval. The Company has also adopted its Policy Limiting Certain Compensation Practices, which generally provides that the Company will not enter into new compensation arrangements that would obligate the Company to pay a death benefit or gross-up payment to an executive officer unless such arrangement receives stockholder approval. Both of these compensation limitation policies are subject to certain exceptions, including benefits generally available to management-level employees and any payment in reasonable settlement of a legal claim. Additionally, "Death Benefits" under the policy does not include deferred compensation, retirement benefits or accelerated vesting or continuation of equity-based awards pursuant to generally-applicable equity award plan provisions.

          In the past, the legacy employment agreements of Messrs. Trevathan and Harris contained certain provisions that exceeded benefits permitted under these compensation limitation policies. Following their retirements, none of our currently-serving executive officers are party to any employment agreement or arrangement with the Company that provides for severance, gross-up or death benefits that exceed amounts permitted by these compensation limitation policies.

          Stock Ownership Guidelines and Holding Requirements.    All of our currently-serving named executive officers are subject to stock ownership guidelines. We instituted stock ownership guidelines because we believe that ownership of Company stock demonstrates a commitment to, and confidence in, the Company's long-term prospects and further aligns employees' interests with those of our stockholders. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Although there is no deadline set for executives to reach their ownership guidelines, the MD&C Committee monitors ownership levels to confirm that executives are making sustained progress toward achievement of their ownership guidelines.

          Additionally, our stock ownership guidelines contain holding requirements. Executives with a title of Senior Vice President or higher, which includes all of our currently-serving named executives, must hold 100% of all net shares acquired through the Company's long-term incentive plans for at least one year, and those individuals must continue to hold 100% of all such net shares until the individual's ownership guideline is achieved. Once achieved, the requisite stock ownership level must continue to be retained throughout the executive's employment with the Company. Our MD&C Committee believes these holding periods discourage executives from taking actions in an effort to gain from short-term increases in the market value of our stock.

          The MD&C Committee regularly reviews the ownership guidelines to ensure that the appropriate share ownership levels are in place. Guidelines are expressed as a fixed number of shares and were revised in November 2018 to account for the Company's more recent sustained Common Stock market value. The ownership requirement of Mr. Fish, our President and Chief Executive Officer, was approximately 6.5 times base salary, using his base salary as of December 31, 2018 and an assumed $80 per share stock price. Using the closing price of the Company's Common Stock on March 19, 2019, the ownership requirement of our President and Chief Executive Officer is approximately 8.2 times his base salary as of December 31, 2018. Shares owned outright, vested RSUs and PSUs that have been deferred, stock equivalents based on holdings in the Company's 401(k) Retirement Savings Plan and phantom stock held in the Company's 409A Deferral Plan count toward meeting the ownership guidelines. Stock options, PSUs, RSUs and restricted stock, if any, do not count toward meeting the ownership guidelines until they are vested or earned. The following table outlines the stock ownership guidelines and attainment for the currently-serving named executive officers.

Named Executive Officer	Ownership Guideline (number of shares)	Attainment as of March 19, 2019
Mr. Fish	95,000	263%
Ms. Rankin	25,000	80%
Mr. Morris(1)	27,500	300%

(1)
Mr. Morris' stock ownership guideline increased from 14,000 shares to 27,500 shares on January 1, 2019 in connection with his promotion to Executive Vice President and Chief Operating Officer.

          As discussed under "Director and Officer Stock Ownership," the MD&C Committee also establishes ownership guidelines for the independent directors and performs regular reviews to ensure all independent directors are in compliance or are showing sustained progress toward achievement of their ownership guideline.

          Insider Trading; Restrictions on Hedging and Pledging Company Securities.    The Company's Insider Trading Policy prohibits directors, executive officers and other "designated insiders" from engaging in most transactions involving the Company's Common Stock during periods, determined by the Company, that those individuals are most likely to be aware of material, non-public information. Directors, executive officers and other designated insiders must clear all their transactions in our Common Stock with the Company's office of the Chief Legal Officer in advance. Additionally, it is our policy that directors, executive officers and designated insiders are not permitted to hedge their ownership of Company securities, including (a) trading in options, warrants, puts and calls or similar derivative instruments on any security of the Company, (b) selling any security of the Company "short" and (c) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of offsetting any decrease in the market value of any security of the Company granted as compensation or held, directly or indirectly, by the director, executive officer or designated insider. The Company has also adopted a policy prohibiting pledges of Company securities by executive officers without Board-level approval and requiring that such pledged shares are not required to meet the executive's ownership level under the ownership guidelines. None of our directors or currently-serving executive officers have pledged Company securities.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

          We are required to present compensation information in the tabular format prescribed by the SEC. This format, including the tables' column headings, may be different from the way we describe or consider elements and components of compensation internally. The Compensation Discussion and Analysis contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Summary Compensation Table

Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
James C. Fish, Jr. President and Chief Executive Officer

2018	1,157,692	(6)	—	5,431,408	1,199,997	1,169,293	166,891	9,125,281

2017	1,076,923		—	4,762,674	1,000,002	2,062,111	92,395	8,994,105

2016	705,996		—	3,104,074	344,002	1,013,304	59,482	5,226,858

Devina A. Rankin Senior Vice President and Chief Financial Officer

2018	539,923		—	1,538,892	340,006	379,541	53,956	2,852,318

2017	470,077		50,000	952,569	200,002	572,398	34,062	2,279,108

James E. Trevathan, Jr. Executive Vice President and Chief Operating Officer

2018	752,231		—	2,009,656	443,998	528,303	141,746	3,875,934

2017	724,962		—	2,048,005	429,996	925,437	50,685	4,179,085

2016	676,885		—	2,055,089	344,002	882,920	79,740	4,038,636

Jeff M. Harris Senior Vice President — Operations

2018	704,289		—	2,195,127	359,997	474,166	96,879	3,830,458

2017	673,000		—	1,428,853	299,999	859,127	68,869	3,329,848

2016	608,846		—	1,761,482	294,860	773,906	54,163	3,493,257

John J. Morris, Jr. Senior Vice President — Operations

2018	646,192		—	1,629,462	359,997	435,053	116,032	3,186,736

2017	625,577		—	1,428,853	299,999	798,560	65,941	3,218,930

2016	593,462		—	1,761,482	294,860	754,350	52,630	3,456,784

(1)
Ms. Rankin received a $50,000 cash bonus in January 2017 in recognition of her additional responsibilities while serving as Acting Chief Financial Officer. Ms. Rankin's promotion was made permanent in February 2017.

(2)
Amounts in this column represent the grant date fair value of PSUs granted to all named executives annually, and 15,625 RSUs granted to Mr. Fish in 2016 with a fair value of $1,048,984. The grant date fair values were calculated in accordance with ASC Topic 718, as further described in Note 14 in the Notes to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K. The grant date fair value of our performance share units subject to total shareholder return relative to the S&P 500 was based on a Monte Carlo valuation, and because total shareholder return is a market condition, projected achievement is embedded in the grant date fair value.

For purposes of calculating the grant date fair value of PSUs subject to the cash flow generation performance measure, we have assumed that the Company will achieve target performance levels. The table below shows (a) the aggregate grant date fair value of performance share units subject to the cash flow generation performance measure assuming target level of performance is achieved (this is the amount included in the Stock Awards column in the Summary Compensation Table) and (b) the aggregate grant date fair value of the same PSUs assuming the Company will reach the highest level of achievement for this performance measure and maximum payouts will be earned.

	Year	Aggregate Grant Date Fair Value of Cash Flow Generation PSUs Assuming Target Level of Performance Achieved ($)	Aggregate Grant Date Fair Value of Cash Flow Generation PSUs Assuming Highest Level of Performance Achieved ($)
Mr. Fish	2018	2,354,189	4,708,378

	2017	2,065,774	4,131,548

	2016	921,475	1,842,950

Ms. Rankin	2018	667,017	1,334,034

	2017	413,169	826,338

Mr. Trevathan	2018	871,065	1,742,130

	2017	888,307	1,776,614

	2016	921,475	1,842,950

Mr. Harris	2018	951,456	1,902,912

	2017	619,754	1,239,508

	2016	789,825	1,579,650

Mr. Morris	2018	706,274	1,412,548

	2017	619,754	1,239,508

	2016	789,825	1,579,650

(3)
Amounts in this column represent the grant date fair value of stock options granted annually, in accordance with ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 14 in the Notes to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.

(4)
Amounts in this column represent cash incentive awards earned and paid based on the achievement of performance criteria. Please see "Compensation Discussion and Analysis — Named Executive's 2018 Compensation Program and Results — Annual Cash Incentive" for additional information.

(5)
The amounts included in "All Other Compensation" for 2018 are shown below (in dollars):

	401(k) Plan Matching Contributions	409A Deferral Plan Matching Contributions	Life Insurance Premiums	Perquisites and Other Personal Benefits(a)
Mr. Fish	12,375	135,329	2,260	16,927

Ms. Rankin	12,375	40,561	1,020	—

Mr. Trevathan	12,375	26,591	911	101,869(b)

Mr. Harris	12,375	61,222	1,417	21,865(b)

Mr. Morris	12,375	55,273	1,309	47,075

  (a)
  Includes perquisites and personal benefits received by a named executive officer in 2018, to the extent that the total value of such perquisites and personal benefits was at least $10,000. Amounts in this column include incremental cost to us for personal use of Company aircraft in the following amounts: Mr. Fish — $11,562; Mr. Trevathan — $46,504; and Mr. Morris — $41,710. Annually, we calculate an hourly direct operating cost for Company aircraft using industry standard measurements of costs for fuel, catering, telecommunications, maintenance, landing and hangar fees, flight plans and permits, and crew. We then allocate incremental cost to the named executive based on the amount of aircraft time required for the personal use, multiplied by the direct operating cost. For example, the majority of all named executive personal aircraft use reported above resulted from deviations from business travel flight plans to pick up or drop off the executive in another location for personal reasons; in such case, we calculate the time difference resulting from the flight plan deviation and multiply it by the direct operating cost. We also allocate incremental cost to the named executive for any deadhead flights required to position the aircraft to serve personal needs. We own and operate our aircraft primarily for business use; therefore, we do not include purchase costs or other fixed costs associated with the ownership or operation of our aircraft in the direct operating cost. Amounts in this column also include $5,365 of imputed income for each of Messrs. Fish, Trevathan, Harris and Morris reflecting the cost to the Company for his spouse's participation in corporate events.

  (b)
  In recognition of their decades of dedicated service to the Company, Mr. Trevathan received a retirement gift consisting of a set of golf clubs and a cash gift of $45,000, and Mr. Harris received a cash retirement gift of $16,500. The Company also made a contribution of $5,000 to a charity chosen by each of Mr. Trevathan and Mr. Harris in honor of his retirement. These charitable contributions are not included above, as the named executives did not receive a personal benefit, nor were the contributions intended to serve as compensation.

(6)
Includes $50,000 of base salary in 2018 to which Mr. Fish was entitled but voluntarily relinquished to fund a scholarship program for children of Company employees.

 Grant of Plan-Based Awards in 2018

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on Date of	Grant Date Fair Value of Stock and Option

	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Grant	Awards
Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/sh)(4)	($)	($)(5)
James C. Fish, Jr.

Annual Cash Incentive	937,936	1,563,226	3,126,452

2/20/18				33,103	55,172	110,344				5,431,408

2/20/18							98,684	85.34	84.87	1,199,997

Devina A. Rankin

Annual Cash Incentive	304,171	506,952	1,013,904

2/20/18				9,379	15,632	31,264				1,538,892

2/20/18							27,961	85.34	84.87	340,006

James E. Trevathan, Jr.

Annual Cash Incentive	423,675	706,125	1,412,250

2/20/18				12,248	20,414	40,828				2,009,656

2/20/18							36,513	85.34	84.87	443,998

Jeff M. Harris

Annual Cash Incentive	380,347	633,912	1,267,824

2/20/18				13,379	22,298	44,596				2,195,127

2/20/18							29,605	85.34	84.87	359,997

John J. Morris, Jr.

Annual Cash Incentive	348,973	581,621	1,163,242

2/20/18				9,931	16,552	33,104				1,629,462

2/20/18							29,605	85.34	84.87	359,997

(1)
Actual payouts of cash incentive awards for 2018 performance are shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation." The named executives' possible annual cash incentive payouts are calculated using a percentage of base salary approved by the MD&C Committee. The threshold levels represent the amounts that would have been payable if the minimum performance requirements were met for each performance measure. The possible payouts for Ms. Rankin and Mr. Trevathan reflect that each received an increase in their target percentage of base salary effective February 2018. Please see "Compensation Discussion and Analysis — Named Executive's 2018 Compensation Program and Results — Annual Cash Incentive" for additional information about these awards, including performance criteria.

(2)
Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2014 Stock Incentive Plan. Please see "Compensation Discussion and Analysis — Named Executive's 2018 Compensation Program and Results — Long-Term Equity Incentives — Performance Share Units" for additional information about these awards, including performance criteria. The performance period for these awards ends December 31, 2020. PSUs earn dividend equivalents, which are paid out based on the number of shares earned at the end of the performance period.

(3)
Represents the number of shares of Common Stock potentially issuable upon the exercise of options granted under our 2014 Stock Incentive Plan. Please see "Compensation Discussion and Analysis — Named Executive's 2018 Compensation Program and Results — Long-Term Equity Incentives — Stock Options" for additional information about these awards. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our Common Stock increases, only awards with performance criteria are considered "equity incentive plan awards" for SEC disclosure purposes. As a result, stock option awards are not included as "Equity Incentive Plan Awards" in the table above or the Outstanding Equity Awards as of December 31, 2018 table.

(4)
The exercise price represents the average of the high and low market price on the date of the grant, in accordance with our 2014 Stock Incentive Plan.

(5)
These amounts are grant date fair values of the awards as calculated under ASC Topic 718 and as further described in Note 14 in the Notes to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.

Outstanding Equity Awards as of December 31, 2018

	Option Awards				Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock that Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
James C. Fish, Jr.

	—	98,684(3)	85.34	2/20/2028	5,208	463,460	111,510	19,846,550

	—	97,151(4)	73.335	2/28/2027	—	—	—	—

	—	27,259(5)	56.235	2/26/2026	—	—	—	—

Devina A. Rankin

	—	27,961(3)	85.34	2/20/2028	759	67,543	26,900	4,787,662

	6,476	19,431(4)	73.335	2/28/2027	—	—	—	—

	3,193	3,193(5)	56.235	2/26/2026	—	—	—	—

James E. Trevathan, Jr.

	—	36,513(3)	85.34	2/20/2028	—	—	44,640	7,945,027

	13,924	41,775(4)	73.335	2/28/2027	—	—	—	—

	27,258	27,259(5)	56.235	2/26/2026	—	—	—	—

	60,420	—	54.635	2/25/2025	—	—	—	—

	33,708	—	41.37	3/7/2024	—	—	—	—

Jeff M. Harris

	—	29,605(3)	85.34	2/20/2028	—	—	39,200	6,976,816

	—	29,145(4)	73.335	2/28/2027	—	—	—	—

	—	23,365(5)	56.235	2/26/2026	—	—	—	—

John J. Morris, Jr.

	—	29,605(3)	85.34	2/20/2028	—	—	33,454	5,954,143

	9,715	29,145(4)	73.335	2/28/2027	—	—	—	—

	—	23,365(5)	56.235	2/26/2026	—	—	—	—

(1)
Values are based on the closing price of the Company's Common Stock on December 31, 2018 of $88.99.

(2)
Includes vested stock options granted on March 7, 2014 pursuant to our 2009 Stock Incentive Plan and vested stock options granted on February 25, 2015, February 26, 2016 and February 28, 2017 pursuant to our 2014 Stock Incentive Plan.

(3)
Includes stock options granted on February 20, 2018 that vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(4)
Includes stock options granted on February 28, 2017 that vested 25% on the first anniversary of the date of grant. An additional 25% will vest on the second anniversary of the date of grant and 50% will vest on the third anniversary of the date of grant.

(5)
Includes stock options granted on February 26, 2016 that vested 25% on the first and second anniversary of the date of grant. The remaining 50% will vest on the third anniversary of the date of grant.

(6)
Includes RSUs granted under our 2014 Stock Incentive Plan to Mr. Fish on November 11, 2016 in connection with his promotion to President and Chief Executive Officer. One-third of the RSUs granted to Mr. Fish vested in 2017 and 2018 on each of the first and second anniversaries of the date of grant. The remaining one-third of the RSUs will vest in 2019 on the third anniversary of the date of grant. Also includes RSUs granted under our 2014 Stock Incentive Plan to Ms. Rankin on February 26, 2016 as part of her annual incentive compensation prior to her promotion to the senior leadership team. Ms. Rankin's RSUs vested in February 2019 on the third anniversary of the date of grant.

(7)
Includes PSUs with three-year performance periods ending December 31, 2019 and December 31, 2020. Payouts on PSUs are made after the Company's financial results for the performance period are reported and the MD&C Committee determines achievement of performance results and corresponding vesting, typically in mid to late February of the succeeding year. The PSUs for the performance period ended December 31, 2018 are not included in the table as they are considered earned as of December 31, 2018 for proxy statement disclosure purposes; instead, such

  PSUs are included in the Option Exercises and Stock Vested table below. Pursuant to SEC disclosure instructions, because the Company's performance on the metrics governing our PSUs with the performance period ended December 31, 2018 exceeded target, the payout value of unearned awards is calculated assuming maximum performance criteria is achieved. The following number of PSUs have a performance period ending December 31, 2019: Mr. Fish – 56,338; Ms. Rankin – 11,268; Mr. Trevathan – 24,226; Mr. Harris – 16,902; and Mr. Morris – 16,902. The following number of PSUs have a performance period ending December 31, 2020: Mr. Fish – 55,172; Ms. Rankin – 15,632; Mr. Trevathan – 20,414; Mr. Harris – 22,298; and Mr. Morris – 16,552.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
James C. Fish, Jr.	76,222(2)	2,068,223	57,060(3)	5,583,018

Devina A. Rankin	11,341(4)	506,312	5,330(3)	514,988

James E. Trevathan, Jr.	—	—	51,852	5,113,126

Jeff M. Harris	46,617(5)	1,293,732	44,444	4,382,623

John J. Morris, Jr.	36,902(6)	1,259,272	44,444	4,382,623

(1)
Includes shares of the Company's Common Stock issued on account of PSUs granted in 2016 with a performance period ended December 31, 2018. The determination of achievement of performance results and corresponding vesting of such PSUs was performed by the MD&C Committee in February 2019. Following such determination, shares of the Company's Common Stock earned under this award were issued on February 14, 2019, based on the average of the high and low market price of the Company's Common Stock on that date.

(2)
Mr. Fish received 13,939 net shares after payment of, or withholding of shares to cover, option costs and tax withholding.

(3)
Includes 5,208 and 774 restricted stock units granted to Mr. Fish and Ms. Rankin, respectively. The value of restricted stock units realized on vesting was calculated using the average of the high and low market price of the Company's Common Stock on the date of vesting.

Mr. Fish deferred receipt of 51,852 shares of Common Stock valued at $5,113,126 earned on account of PSUs with the performance period ended December 31, 2018. See the Nonqualified Deferred Compensation in 2018 table below and accompanying disclosure for additional information.

(4)
Ms. Rankin received 3,234 net shares after payment of option costs and tax withholding.

(5)
Mr. Harris received 8,371 net shares after payment of option costs and tax withholding.

(6)
Mr. Morris received 5,612 net shares after payment of, or withholding of shares to cover, option costs and tax withholding.

Nonqualified Deferred Compensation in 2018

          Each of our named executive officers is eligible to participate in our 409A Deferral Plan and may elect to defer receipt of portions of their base salary and cash incentives in excess of the annual compensation threshold established under Section 401(a)(17) of the IRC, referred to as the "Threshold." As of 2018, the Threshold was $275,000. The plan provides that eligible employees may defer for payment at a future date (i) up to 25% of base salary and up to 100% of annual cash incentives payable after the aggregate of such compensation components reaches the Threshold; (ii) receipt of any RSUs and (iii) receipt of any PSUs. The Company match provided under the 409A Deferral Plan is dollar for dollar on the employee's deferrals, up to 3% of the employee's aggregate base salary and cash incentives in excess of the Threshold, and fifty cents on the dollar on the employee's deferrals, in excess of 3% and up to 6% of the employee's aggregate base salary and cash incentives in excess of the Threshold. Additional deferral contributions will not be matched but will be tax-deferred. Amounts deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) Retirement Savings Plan, including a Company stock fund, although the amounts deferred are not actually invested in stock or funds. There is no Company match on deferred RSUs or PSUs, but the Company makes a cash payment of dividend equivalents on the shares deferred at the same time and at the same rate as dividends on the Company's Common Stock.

          Participating employees generally can elect to receive distributions commencing six months after the employee leaves the Company in the form of annual installments or a lump sum payment. Special circumstances may allow for a modified or accelerated distribution, such as the employee's death, an unforeseen emergency, or upon termination of the plan. In the event of death, distribution will be made to the designated beneficiary in a single lump sum in the following calendar year. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount necessary to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions, and gains and/or losses related to their investment choices.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
James C. Fish, Jr.	262,240	135,329	177,929	79,965	5,044,494

Devina A. Rankin	50,119	40,561	(149)	—	207,733

James E. Trevathan, Jr.	4,529,031	26,591	332,701	101,900	8,556,442

Jeff M. Harris	157,169	61,222	(29,105)	—	1,183,134

John J. Morris, Jr.	70,148	55,273	(50,596)	—	1,287,093

(1)
Contributions are made pursuant to the Company's 409A Deferral Plan. Executive contributions of base salary and annual cash incentive compensation is included in the Salary column and the Non-Equity Incentive Plan Compensation column, respectively, of the Summary Compensation Table.

(2)
Company contributions to the executives' 409A Deferral Plan accounts are included in the All Other Compensation column in the Summary Compensation Table.

(3)
Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts of the named executives' earnings on deferred cash compensation represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives. In case of Messrs. Fish and Trevathan, who have deferred receipt of 42,992 shares (not including the shares deferred in February 2019) and 54,785 shares, respectively, earnings also include the change in the closing price per share of the Company's Common Stock from December 31, 2017 to December 31, 2018, plus $1.86 of dividends paid per share of Common Stock in 2018, multiplied by the number of shares deferred. The value of all such deferred shares was included in the Option Exercises and Stock Vested table for the year of vesting.

(4)
Amounts shown in this column consist of dividend equivalents paid out on deferred shares.

(5)
Amounts shown in this column include the following amounts that were reported as compensation to the named executive in the Summary Compensation Table for 2016-2018: Mr. Fish — $711,421; Ms. Rankin — $139,201; Mr. Trevathan — $257,482; Mr. Harris — $582,940; and Mr. Morris — $333,153.

 Potential Payments Upon Termination or Change in Control

          Change in Control.    The post-employment compensation our named executives receive is based on provisions included in retirement and severance plan documents, employment agreements and equity incentive award documentation. Severance protections aid in retention of senior leadership by providing the individual with comfort that he or she will be treated fairly in the event of an involuntary termination not for cause. The change in control provisions included in the Severance Protection Plan, our stock option award agreements and, if applicable, employment agreements require a double trigger in order to receive any payment in the event of a change in control situation. First, a change in control must occur, and second, the individual must terminate employment for good reason or the Company must terminate employment without cause within six months prior to or two years following the change in control event. PSUs are paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change in control. Thereafter, the executive would typically receive a replacement award from the successor entity, provided that the successor entity is publicly traded. If the successor is not publicly traded, the executive will be entitled to a replacement award of cash. RSUs, which are not routinely a component of our named executive officer compensation, vest upon a change in control, unless the successor entity converts the awards to equivalent grants in the successor. In the case of both converted RSU and PSU awards, they will vest in full if the executive is terminated without cause following the change in control. We believe providing change in control protection encourages our named executives to pursue and facilitate transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

          Involuntary Termination or Resignation for Good Reason.    Under the Severance Protection Plan, in the event a participant is terminated without cause or resigns for good reason, subject to execution of a release of claims and continued compliance with all restrictive covenants, he or she will be entitled to receive: (a) cash severance in an aggregate amount equal to two times the sum of the participant's base salary and target annual bonus (with one half payable in a lump sum at termination, and the remaining half payable in installments over a two-year period); (b) continuation of group health benefits over a two-year period following termination and (c) a pro rata annual cash incentive payment for the year of termination. In the event a named executive is terminated for cause, he or she is entitled to any accrued but unpaid salary only, and all unvested awards and outstanding stock options, whether exercisable or not, are forfeited.

          The terms "cause," "good reason," and "change in control" are defined in the executives' employment agreements, the Severance Protection Plan and equity award plans and agreements, as applicable, but such terms have the meanings generally described below. You should refer to the applicable documentation for the actual definitions.

  "Cause" generally means the named executive has: deliberately refused to perform his or her duties; breached his or her duty of loyalty to the Company; been convicted of a felony; intentionally and materially harmed the Company; materially violated the Company's policies and procedures or breached the covenants contained in his or her agreement.

  "Good Reason" generally means that, without the named executive's consent: his or her duties or responsibilities have been substantially changed; he or she has been removed from his or her position; the Company has breached his or her employment agreement; any successor to the Company has not assumed the obligations under his or her employment agreement; or he or she has been reassigned to a location more than 50 miles away.

  "Change in Control" generally means that: at least 25% of the Company's Common Stock has been acquired by one person or persons acting as a group; certain significant turnover in our Board of Directors has occurred; there has been a merger of the Company in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of the Company's pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired 25% or more of the Company's voting securities; or the Company is liquidating or selling all or substantially all of its assets.

          Benefits to a participant under the Severance Protection Plan are subject to reduction to the extent required by the Company's Severance Limitation Policy or if the excise tax described in Sections 280G or 4999 of the IRC is applicable and such reduction would place the participant in a better net after tax position.

          Voluntary Termination; Retirement.    Our equity award agreements generally provide that an executive forfeits unvested awards if he or she voluntarily terminates employment. RSUs generally vest on a pro rata basis upon an employee's qualifying retirement, and RSUs and PSUs generally vest on a pro rata basis upon involuntary termination other than for cause. With respect to outstanding PSUs granted in 2017, such awards vest on a pro rata basis upon an employee's qualifying retirement, except that the award agreement for PSUs granted to Mr. Trevathan in 2017 provides that such PSUs would not be prorated if his qualifying retirement occurred on or after December 31, 2018. For PSUs granted in 2018, the MD&C Committee changed the treatment of such awards upon a qualifying retirement to provide all executive officers with full vesting of PSUs at the end of the performance period based on actual results achieved, instead of pro rata vesting, provided that qualifying retirement occurred on or after December 31, 2018. This action was taken to align with market practices and aid recruitment and retention by providing a more competitive retirement benefit.

          In the event of a recipient's qualifying retirement, stock options shall continue to vest pursuant to the original schedule set forth in the award agreement. If the recipient is terminated by the Company without cause or voluntarily resigns, the recipient shall be entitled to exercise all stock options outstanding and exercisable within a specified time frame after such termination.

          Explanation of Tabular Disclosure.    The following table presents potential payouts to our currently-serving named executives at year-end upon termination of employment in the circumstances indicated pursuant to the terms of applicable plans and agreements. The payouts set forth below assume the triggering event indicated occurred on December 31, 2018, when the closing price of our Common Stock was $88.99 per share. These payouts are calculated for SEC disclosure purposes and are not necessarily indicative of the actual amounts the named executive would receive. Please note the following when reviewing the payouts set forth below:

  •
  The compensation component set forth below for accelerated vesting of stock options is comprised of the unvested stock options granted in 2016, 2017 and 2018, which vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

  •
  For purposes of calculating the payout of performance share unit awards outstanding as of December 31, 2018, we have assumed that target performance was achieved; any actual performance share unit payouts will be based on actual performance of the Company during the performance period.

  •
  For purposes of calculating the payout upon the "double trigger" of change in control and subsequent involuntary termination not for cause, the value of the performance share unit replacement award is equal to the number of PSUs that would be forfeited based on the prorated acceleration of the PSUs, multiplied by the closing price of our Common Stock on December 31, 2018.

  •
  The payout for continuation of benefits is an estimate of the cost the Company would incur to continue those benefits.

  •
  The Company's practice is to provide all benefits eligible employees with life insurance that pays one times annual base salary upon death. The insurance benefit is a payment by an insurance company, not the Company, and is payable under the terms of the insurance policy.

  •
  Refer to the Nonqualified Deferred Compensation in 2018 table above for aggregate balances payable to the named executives under our 409A Deferral Plan pursuant to the named executive's distribution elections.

Potential Consideration upon Termination of Employment

	James C. Fish, Jr.	Devina A. Rankin	John J. Morris, Jr.

Payout or Value of Compensation Components, in dollars

In Event of Death or Disability
• Accelerated vesting of stock options	2,773,964	510,837	1,329,644
• Payment of PSUs (contingent on actual performance at end of performance period)	9,923,275	2,393,831	2,977,071
• Accelerated vesting of restricted stock units	463,460	67,543	—
• Life insurance benefit paid by insurance company (in the case of death)	1,100,000	500,000	634,000

Total	14,260,699	3,472,211	4,940,715

In Event of Termination Without Cause by the Company or For Good Reason by the Employee
• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	5,522,500	2,152,410	2,469,430
• Continued coverage under health and welfare benefit plans for two years	26,040	26,040	26,040
• Prorated payment of PSUs (contingent on actual performance at end of performance period)	4,978,931	1,132,190	1,493,727
• Prorated vesting of restricted stock units	64,888	64,166	—

Total	10,592,359	3,374,806	3,989,197

In Event of Termination Without Cause by the Company or For Good Reasons by the Employee Six Months Following a Change in Control (Double Trigger)
• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	5,522,500	2,152,410	2,469,430
• Continued coverage under health and welfare benefit plans for two years	26,040	26,040	26,040
• Accelerated vesting of stock options	2,773,964	510,837	1,329,644
• Prorated accelerated payment of PSUs	4,978,931	1,132,190	1,493,727
• Accelerated payment of PSUs replacement grant	4,944,344	1,261,641	1,483,344
• Accelerated vesting of restricted stock units	463,460	67,543	—
• Prorated maximum annual cash bonus	3,172,500	1,048,610	1,169,730

Total	21,881,739	6,199,271	7,971,915

Retirement of Messrs. Trevathan and Harris

          In February 2018, Mr. Trevathan and Mr. Harris announced their intention to retire at the end of the year, and each of them retired from the Company as of December 31, 2018. No payments were made to Messrs. Trevathan or Harris as a result of their retirement from the Company, other than the retirement gifts included in the "All Other Compensation" column of the Summary Compensation Table and described in note (5) thereto. The outstanding PSUs and stock options held by Messrs. Trevathan and Harris will be treated under the retirement provisions of their applicable award agreements, as described immediately above under "Potential Payments Upon Termination or Change in Control — Voluntary Termination; Retirement."

Chief Executive Officer Pay Ratio

          Last year we identified the Company's median employee, based on total annual compensation for all employees other than our Chief Executive Officer, in accordance with SEC Regulation S-K, Item 402(u) for purposes of the proxy statement filed in March 2018 (the "Median Employee"). The Median Employee, a Driver in the United States, was identified from a list of Company employees as of December 31, 2017. Out of a total worldwide employee population of 42,075 on that date, the list included 41,585 employees and excluded the Chief Executive Officer and our 489 employees based in India. Approximately 90% of these total employees work in the United States and approximately 10% work in Canada. Over 99% of these individuals are full-time employees. Any temporary or seasonal employees are included; any subcontracted workers are not employees and are excluded. To select the Median Employee, we determined the actual taxable compensation paid to each listed employee in 2017, converted to U.S. dollars at appropriate exchange rates for non-U.S. employees and annualized for salaried employees hired during the year. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling.

          Since December 31, 2017, there been no changes to the Company's employee population, compensation arrangements, or the circumstances of the Median Employee that the Company believes would significantly impact this pay ratio disclosure. Accordingly, as permitted by SEC Regulation S-K, Item 402(u), the Company is providing the following information based on the Median Employee identified last year.

          For 2018, total annual compensation for the Median Employee was $81,096. The annual compensation of our Chief Executive Officer was $9,125,281, for a ratio of 1:113. These compensation values were calculated in accordance with SEC Regulation S-K, Item 402(c)(2)(x) requirements for reporting total compensation in the Summary Compensation Table.

 Equity Compensation Plan Table

          The following table provides information as of December 31, 2018 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	6,258,851(2)	$59.46(3)	22,112,282(4)

(1)
Includes our 2009 Stock Incentive Plan, 2014 Stock Incentive Plan and Employee Stock Purchase Plan ("ESPP"). No additional awards may be granted under our 2009 Stock Incentive Plan.

(2)
Includes: options outstanding for 4,441,456 shares of Common Stock; 261,645 shares of Common Stock to be issued in connection with deferred compensation obligations; 391,858 shares underlying unvested restricted stock units and 1,163,892 shares of Common Stock that would be issued on account of outstanding PSUs if the target performance level is achieved. Assuming, instead, that the maximum performance level was achieved on such PSUs, the number of shares of Common Stock that would be issued on account of outstanding awards would increase by 1,163,892 shares.

The total number of shares subject to outstanding awards in the table above includes 426,662 shares on account of PSUs, at target, with the performance period ended December 31, 2018. The determination of achievement of performance results on such PSUs was performed by the MD&C Committee in February 2019, and the Company achieved maximum performance criteria. A total of 532,473 shares of Common Stock were issued on account of such PSUs in February 2019, net of units deferred, of which 266,236 shares of Common Stock were included in the first column of the table above.

Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the look-back pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.

(3)
Excludes PSUs and restricted stock units because those awards do not have exercise prices associated with them. Also excludes purchase rights under the ESPP for the reasons described in (2) above.

(4)
The shares remaining available include 1,344,502 shares under our ESPP and 20,767,780 shares under our 2014 Stock Incentive Plan, assuming payout of PSUs at maximum. Assuming payout of PSUs at target, the number of shares remaining available for issuance under our 2014 Stock Incentive Plan would be 21,931,672.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 2 ON THE PROXY CARD)

          Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2019, subject to ratification by our stockholders.

          Representatives of Ernst & Young LLP will be at the annual meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

          Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders' views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a direction to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm Fee Information

          Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2018	2017
	(In millions)
Audit Fees	$4.6	$4.8
Audit-Related Fees	0.1	0.2
Tax Fees	—	—
All Other Fees	—	—

Total	$4.7	$5.0

          Audit fees includes fees for the annual audit, reviews of the Company's Quarterly Reports on Form 10-Q, work performed to support the Company's debt issuances, accounting consultations, and separate subsidiary audits required by statute or regulation. Audit-related fees principally include financial due diligence services relating to certain potential acquisitions.

          The Audit Committee has adopted procedures for the approval of Ernst & Young's services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are reported to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2018 and 2017, the Audit Committee or Audit Committee Chairman pre-approved all audit and audit-related services performed by Ernst & Young.

          As set forth in the Audit Committee Report on page 9, the Audit Committee has considered whether the provision of these audit-related services is compatible with maintaining auditor independence and has determined that it is.

Vote Required for Approval

          Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(ITEM 3 ON THE PROXY CARD)

          Pursuant to Section 14A of the Exchange Act, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as "say on pay"). The Board of Directors has determined that it will include this "say on pay" vote in the Company's proxy materials annually, pending consideration of future advisory stockholder votes on the frequency of this advisory vote on executive compensation.

          We encourage stockholders to review the Compensation Discussion and Analysis and the Executive Compensation Tables on pages 26 to 54 of this Proxy Statement. The Company has designed its executive compensation program to be supportive of, and align with, the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

  •
  over 75% of our named executive's target compensation is linked to Company performance, through annual cash incentive performance criteria and long-term equity-based incentive awards, and over 60% of our named executive's target compensation is tied to long-term equity awards, which aligns executives' interests with those of stockholders;

  •
  our total direct compensation opportunities for named executive officers are targeted to fall in a range around the competitive median;

  •
  performance-based awards include threshold, target and maximum payouts correlating to a range of performance outcomes and are based on a variety of indicators of performance, which limits risk-taking behavior;

  •
  performance stock units with a three-year performance period, as well as stock options that vest over a three-year period, link executives' interests with long-term performance and reduce incentives to maximize performance in any one year;

  •
  all of our executive officers are subject to stock ownership guidelines, which we believe demonstrates a commitment to, and confidence in, the Company's long-term prospects;

  •
  the Company has clawback provisions in its equity award agreements and executive officer employment agreements, and has adopted a clawback policy applicable to annual incentive compensation, designed to recoup compensation when cause and/or misconduct are found;

  •
  our Severance Limitation Policy limits the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

  •
  the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

          The Board strongly endorses the Company's executive compensation program and recommends that the stockholders vote in favor of the following resolution:

          RESOLVED, that the compensation of the Company's named executive officers as described in this Proxy Statement under "Executive Compensation," including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement, is hereby APPROVED.

Vote Required for Approval

          Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding, and neither the Board nor the MD&C Committee will be required to take any action as a result of the outcome of the vote on this proposal. The MD&C Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.

          THE BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSAL

(ITEM 4 ON THE PROXY CARD)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

          The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which owns 143 shares of Waste Management, Inc. Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

          RESOLVED: The shareholders ask the board of directors of Waste Management, Inc. (the "Company"), to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, the Board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer's termination, with such qualifications for an award as the Committee may determine.

          For purposes of this Policy, "equity award" means an award granted under an equity incentive plan as defined in Item 402 of the SEC's Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments the shareholders approve after the date of the 2019 annual meeting.

SUPPORTING STATEMENT:

          The Company allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, current practices at the Company may permit windfall awards that have nothing to do with an executive's performance.

          Per last year's proxy statement, a termination following a change in control at the end of the 2017 fiscal year could have accelerated the vesting of $32.5 million worth of long term equity and grants to five senior executives, with the CEO entitled to $11.9 million. In the event of a change in control and termination, Waste Management's performance share units vest pro-rata but the provision is meaningless because the company compensates the executives through a replacement grant for any lost earnings due to proration.

          To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a "pay for performance" philosophy worthy of the name.

          We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee. Other major corporations, including: Apple, Chevron, Dell, Exxon Mobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as, providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

Waste Management Response to Stockholder Proposal on Policy Restricting Accelerated Vesting and Requiring Partial Forfeiture of Equity Awards to Named Executive Officers upon a Change in Control

          The Board recommends that stockholders vote AGAINST this proposal.

          The Board does not believe that adoption of a rigid policy restricting the acceleration of vesting and requiring partial forfeiture of named executive officers' equity awards is in the best interests of the Company or our stockholders. Such a policy could put the Company at a competitive disadvantage in attracting and retaining key executives, it would disrupt the alignment of interests between our management and our stockholders by discouraging pursuit of any transaction that could result in a change in control, and it would unduly restrict our MD&C Committee from designing and administering appropriate compensation arrangements.

Competitive disadvantage in attracting and retaining key executives

          The proponent's supporting statement asserts that over a third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change in control. Waste Management is among those companies, as the proponent notes that we only vest performance share units on a pro rata basis upon a change in control, and only based on actual performance to date.

          However, a very substantial majority of the companies with which we compete for executive talent are not restricted in their ability to attract and retain key executives through the use of change in control equity vesting triggers, and in fact, routinely provide for accelerated vesting of equity-based awards upon a change in control. As a result, the proposed policy could significantly jeopardize the objective of our compensation program to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy.

          Additionally, the proposed policy would permit pro rata vesting of equity-based awards following both a change in control and termination of a named executive officer. Yet, vesting of equity-based awards, even on a pro rata basis, would not be permitted with respect to named executives that continue employment at the post-change in control successor entity. As noted above, our current award agreements for performance share units provide for accelerated vesting on a pro rata basis, based on actual performance achieved, upon a change in control event, as it is likely not to be feasible to carry forward the performance metrics of the outstanding awards to the successor entity. Under the proposed policy, named executives leaving the Company could have more certainty regarding the value of their outstanding performance share units than named executives that remain, who would have to forfeit their awards or rely on the successor entity to grant replacement awards. Such a result is clearly contrary to the retention objective of our compensation program and fails to appreciate the practical realities of change in control scenarios where the successor is a materially different entity.

          The proposed policy may also make it particularly difficult for us to retain key executives during the pendency of a potential change in control, which could be disruptive to the transaction. Allowing executives to retain the value of their awards encourages our executives to remain with us through consummation of a merger or similar change in control transaction, reinforcing the retention value of those awards. Accelerated vesting provisions therefore help provide stability and ensure continuity of executive management during the critical stages of a potential change in control transaction.

Disruption of alignment between management and our stockholders

          The Board believes that executives should not be discouraged from pursuing and facilitating change in control transactions when they are in the best interests of stockholders. Putting executives' compensation at risk in the event of a change in control could create a conflict of interest if the Board believed a potential change in control transaction was in the best interests of our stockholders. One of the essential purposes of providing executives with equity-based awards is to align their interests with those of our stockholders. As described in our Compensation Discussion and Analysis, a significant percentage of each named executive officer's compensation opportunity is in the form of equity-based awards, and at any time, our named executives' unvested equity awards represent a significant portion of their total compensation. The proposal would eliminate our ability to provide reasonable assurance to named executives that they can realize the expected value of their equity-based awards and would penalize named executives that consummate a change in control transaction, particularly those that remain with the Company afterwards, with the loss of their incentive compensation.

Undue restriction on the MD&C Committee's structuring of executive compensation

          Our Board believes that stockholders' interests are best served by recognizing that the MD&C Committee, comprised of six independent, non-management directors, is in the best position to set the terms of executive compensation arrangements. Our stockholders have evidenced their overwhelming support of the MD&C Committee's actions, with at least 96% of shares present and entitled to vote casting votes in favor of our Company's executive compensation at the last eight annual meetings of stockholders. The Board believes that the Company's treatment of equity-based awards upon a change in control, as summarized in our Compensation Discussion and Analysis, is already prudent and appropriately balances the interests of all parties, while not granting executives an undeserved windfall.

          The MD&C Committee should continue to retain the flexibility to design and administer competitive compensation programs that reflect market conditions. Permitting the MD&C Committee to accelerate vesting of equity awards can incentivize management to maximize stockholder value, further aligning the interests of management with our stockholders. Conversely, adopting the rigid policy advanced by the proponent would frustrate the purpose of the MD&C Committee and interfere with the objective of our compensation program. The Board recommends that you vote against this proposal.

Vote Required for Approval

          If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS

          The Company does not intend to bring any other matters before the annual meeting, nor does the Company have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WASTE MANAGEMENT, INC. 1001 FANNIN STREET HOUSTON, TX 77002 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E65943-P16748 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WASTE MANAGEMENT, INC. The Board of Directors recommends you vote FOR each of the nominees in item 1 and FOR proposals 2 and 3: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Frank M. Clark, Jr. 1b. James C. Fish, Jr. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019. ! ! ! ! ! ! 1c. Andrés R. Gluski 1d. Patrick W. Gross 3. Approval of our executive compensation. 1e. Victoria M. Holt The Board of Directors recommends you vote AGAINST proposal 4: ! ! ! 4. Stockholder proposal regarding a policy restricting accelerated vesting of equity awards upon a change in control, if properly presented at the meeting. 1f. Kathleen M. Mazzarella 1g. John C. Pope NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. 1h. Thomas H. Weidemeyer ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees in item 1, FOR proposals 2 and 3, and AGAINST proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.wm.com. E65944-P16748 WASTE MANAGEMENT, INC. Annual Meeting of Stockholders - May 14, 2019 at 11:00 A.M. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 27, 2019, and hereby appoint(s) James C. Fish, Jr. and Charles C. Boettcher, Sr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 14, 2019, at 11:00 A.M., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side. Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan, you may confidentially instruct the Trustee(s) of the plan on how to vote the shares representing your proportionate interest in such plan's assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s), pursuant to the direction of the State Street Bank and Trust Company, as Investment Manager for the Common Stock held through the plan. The voting deadline for 401(k) plan participants is 11:59 P.M. Eastern Time on May 12, 2019. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Address Changes/Comments: